Exhibit 4.1

EXECUTION VERSION

AMENDED AND RESTATED OPERATING AGREEMENT

OF

HESKA IMAGING US, LLC

a Delaware Limited Liability Company

THE UNITS OF LIMITED LIABILITY COMPANY INTEREST REPRESENTED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS (OR EXEMPTION THEREFROM) AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN. THE UNITS REPRESENTED BY THIS OPERATING AGREEMENT ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

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Schedules

Schedule A	Officers
Schedule B	Capital Accounts of Members as of Agreement Date
Schedule C	Agreement of Spouse

Exhibits

Exhibit A	Omitted
Exhibit B	Form of Joinder to Operating Agreement
Exhibit C	Form of Unit Conveyance Instrument

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HESKA IMAGING US, LLC

AMENDED AND RESTATED OPERATING AGREEMENT

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of HESKA IMAGING US, LLC, a Delaware limited liability company (the “Company”), dated as of February 22, 2013 (the “Agreement Date”), is by and among Heska Corporation, a Delaware corporation (“Heska”), Cuattro, LLC, a Colorado limited liability company (“Cuattro”), Kevin S. Wilson (the “Founder”), Shawna M. Wilson, Rod Lippincott, Steve Asakowicz and Clint Roth, DVM (collectively, with Cuattro and the Founder, the “Continuing Members”), and any other person who becomes a Member of the Company from time to time in accordance with this Agreement.

WHEREAS, on April 4, 2011, the Company was formed as Cuattro Veterinary USA, LLC, a limited liability company under the Act by the filing of a Certificate of Formation in the office of the Secretary of State of the State of Delaware (such Certificate of Formation, as amended from time to time in accordance with the Act, the “Certificate”);

WHEREAS, on April 14, 2011, the members of the Company adopted a limited liability company agreement with respect to the Company (the “Prior Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company, Heska, and the Continuing Members are entering into a Unit Purchase Agreement (the “Purchase Agreement”) providing, among other things, for (i) the purchase of Units from the Company by Heska (the “Heska Purchased Units”), (ii) the redemption of certain Units of the Company (the “Redeemed Units”) held by certain members of the Company (the “Redeemed Members”), and (iii) execution and delivery of this Agreement among the Company, Heska and the Continuing Members of the Company;

WHEREAS, (i) the Company, Heska, and the Continuing Members agree that the contribution to the Company by Heska, pursuant to the Purchase Agreement, of cash and shares of Heska Common Stock having an aggregate value of $7.644 million followed by the redemption by the Company of the Redeemed Units held by the Redeemed Members for cash and shares of Heska Common Stock having an aggregate value as set forth in the Purchase Agreement (the “Redemption Price”) shall be treated for U.S. federal income tax purposes as a purchase by Heska of the Redeemed Units from the Redeemed Members for the Redemption Price; (ii) the Heska Purchased Units issued to Heska shall be treated for such purposes as Units newly issued to Heska by the Company in exchange for a contribution as set forth in the Purchase Agreement; and (iii) the parties shall report for all federal income tax purposes in accordance with clause (i) and clause (ii);

WHEREAS, the Members desire that the Company take all such actions as required to effect the renaming of the Company to Heska Imaging US, LLC;

WHEREAS, the Members desire to admit Heska to the Company as an additional Member and, in connection with the same, to set forth the governance and economic arrangements relating to the Company;

WHEREAS, the Members desire to enter into this Agreement to supersede the Prior Agreement and set out fully their respective rights, obligations and duties with respect to the Company and its business, management and operations.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby consent to the admission of Heska, and the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

The following capitalized terms used in this Agreement shall have the respective meanings ascribed to them below:

“2015 Valuation” means (i) $37.50 million if a Performance Condition B exists for the fiscal year ended December 31, 2015; or (ii) if clause (i) is not applicable, the lesser of (A) $30.00 million or (B) Operating Income for the fiscal year ended December 31, 2015, multiplied by 9.00.

“2016 Valuation” means (i) $56.25 million if a Performance Condition C exists for the fiscal year ended December 31, 2016, a Performance Condition B existed for the fiscal year ended December 31, 2015, and a Performance Condition A existed for the for the fiscal year ended December 31, 2014; (ii) if clause (i) is not applicable, $37.50 million, if a Performance Condition B exists for the fiscal year ended December 31, 2016; or (iii) if neither clause (i) nor clause (ii) are applicable, the lesser of (A) $30.00 million or (B) Operating Income for the fiscal year ended December 31, 2016, multiplied by 9.00.

“2017 Valuation” means (i) $81.25 million if a Performance Condition D exists for the fiscal year ended December 31, 2017, a Performance Condition C existed for the fiscal year ended December 31, 2016, and a Performance Condition B existed for the fiscal year ended December 31, 2015; (ii) if clause (i) is not applicable, $56.25 million, if a Performance Condition C exists for the fiscal year ended December 31, 2017, a Performance Condition C existed for the fiscal year ended December 31, 2016, a Performance Condition B existed for the fiscal year ended December 31, 2015, and a Performance Condition A existed for the for the fiscal year ended December 31, 2014; (iii) if neither clause (i) nor clause (ii) are applicable, $37.50 million, if a Performance Condition B exists for the fiscal year ended December 31, 2017; or (iv) if neither clause (i), clause (ii) nor clause (iii) are applicable, the lesser of (A) $30.00 million or (B) Operating Income for the fiscal year ended December 31, 2017, multiplied by 9.00.

“Act” means the Delaware Limited Liability Company Act, in effect at the time of the filing of the Certificate with the Office of the Secretary of State of the State of Delaware, and as thereafter amended from time to time.

“Adjusted Capital Account” means, for each Member, such Member’s Capital Account balance increased by such Member’s share of “minimum gain” and of “partner nonrecourse debt minimum gain” (as determined pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), respectively).

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” has the meaning set forth in the Preamble.

“Affiliate” means, with respect to any specified Person, (i) any Person that directly or indirectly controls, is controlled by, or is under common control with such Person, or (ii) any Person that is a member of the Immediate Family of the specified Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. The parties acknowledge that “affiliate” may have a different meaning under various foreign, federal, state or local privacy regulations.

“Ancillary Documents” means (i) the Lock-Up Agreements and (ii) each of even date herewith, (a) the Purchase Agreement, (b) the Releases, (c) that certain Employment Agreement between the Founder and Heska, (d) that certain Employment Agreement between Rod Lippincott and the Company, and (e) that certain Employment Agreement between Steve Asakowicz and the Company.

“Audit Report” means the audited annual financial statements of the Company, which shall include (A) a statement of cash flows, statement of operations, and balance sheet, each prepared in accordance with GAAP (except as set forth in the notes thereto), and (B) the report of the independent registered public accounting firm that prepared the audited annual financial statements; provided, however, that the financial statements of the Company for the fiscal year ended December 31, 2012 shall not be audited, but shall be reviewed by an accountant or accounting firm acceptable to Heska in its reasonable discretion.

“Audited Company Financial Statements” means the financial statements contemplated by Section 8.02(a).

“Available Cash” has the meaning set forth in Section 7.08(c)(ii).

“Board” means the governing body of the Company designated as such and described in Article VII.

“Business Day” means any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close.

“Capital Account” means a separate account maintained for each Member and adjusted in accordance with Treasury Regulations under Section 704 of the Code. To the extent consistent with such Treasury Regulations, the adjustments to such accounts shall include the following:

(i) There shall be credited to each Member’s Capital Account the amount of any cash (which shall not include imputed or actual interest on any deferred contributions) actually contributed by such Member to the capital of the Company, the fair market value (without regard to Code Section 7701(g)) of any property or other contributions contributed by such Member to the capital of the Company, the amount of liabilities of the Company assumed by the Member or to which property distributed to the Member was subject and such Member’s share of the Net Profits of the Company and of any items in the nature of income or gain separately allocated to the Members; and there shall be charged against each Member’s Capital Account the amount of all cash distributions to such Member, the fair market value (without regard to Code Section 7701(g)) of any property distributed to such Member by the Company, the amount of liabilities of the Member assumed by the Company or to which property contributed by the Member to the Company was subject and such Member’s share of the Net Losses of the Company and of any items in the nature of losses or deductions separately allocated to the Members.

(ii) In the event any interest in the Company is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred interest.

“Carrying Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes; provided, however, that (i) the initial Carrying Value of any asset contributed to the Company shall be adjusted to equal its gross fair market value at the time of its contribution and (ii) if elected by the Company, the Carrying Values of all assets held by the Company shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account) at any time specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f). The Carrying Value of any asset whose Carrying Value was adjusted pursuant to the preceding sentence thereafter shall be adjusted in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(g). The Carrying Value of the assets of the Company were adjusted immediately prior to the admission of Heska to the Company on the Agreement Date.

“Cash on Hand” means, as of any date of determination, the cash and cash equivalents of the Company as of such date as reported in accordance with GAAP.

“Change in Control Agreement” has the meaning set forth in Section 9.05(h).

“Certificate” has the meaning set forth in the Preamble.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the Preamble.

“Company Auditor” means the firm of certified public accountants engaged by the Company with the approval of Heska as required by Section 7.02.

“Continuing Member” has the meaning set forth in the Preamble.

“Continuing Member Percentage” means the percentage of the number of Units held by a Continuing Member to the total number of Units held by all Continuing Members.

“Cuattro” has the meaning set forth in the Preamble.

“Cuattro 12-Month Call Notice” has the meaning set forth in Section 9.05(b)(i).

“Cuattro 12-Month Call Option” has the meaning set forth in Section 9.05(b).

“Cuattro 12-Month Call Period” has the meaning set forth in Section 9.05(b).

“Cuattro 12-Month Call Unit Price” has the meaning set forth in Section 9.05(b)(ii).

“Cuattro 12-Month Call Units” has the meaning set forth in Section 9.05(b)(i).

“Cuattro 18-Month Call Notice” has the meaning set forth in Section 9.05(c)(i).

“Cuattro 18-Month Call Option” has the meaning set forth in Section 9.05(c).

“Cuattro 18-Month Call Period” has the meaning set forth in Section 9.05(c).

“Cuattro 18-Month Call Unit Price” has the meaning set forth in Section 9.05(c)(ii).

“Cuattro 18-Month Call Units” has the meaning set forth in Section 9.05(c)(i).

“Cuattro Control Put Notice” has the meaning set forth in Section 9.05(h)(i).

“Cuattro Control Put Option” has the meaning set forth in Section 9.05(h).

“Cuattro Control Put Period” has the meaning set forth in Section 9.05(h).

“Cuattro Control Put Valuation “ means, as of any date of determination (i) $93.4375 million through the end of the fiscal year ended December 31, 2015; (ii) if clause (i) is not applicable, $93.4375 million through the end of the fiscal year ended December 31, 2016 if a Performance Condition B existed for the fiscal year ended December 31, 2015; (iii) if neither clause (i) nor clause (ii) are applicable, $93.4375 million through the end of the fiscal year ended December 31, 2017 if a Performance Condition C existed for the fiscal year ended December 31, 2016 and a Performance Condition B existed for the fiscal year ended December 31, 2015; or (iv) if neither clause (i), clause (ii) nor clause (iii) are applicable, $43.125 million.

“Cuattro Control Put Price” means the Cuattro Control Put Valuation; provided, that if prior to the date of any Heska Control Put Notice the Company shall have failed to meet any of the following Operating Revenue and Operating Income thresholds in any two (2) consecutive periods, as provided in the applicable Audit Reports, then the aggregate Cuattro Control Put Price shall be an amount equal to the lesser of (i) $30.00 million or (ii) Operating Income for the fiscal year ended immediately prior to the date of such Heska Control Put Notice, multiplied by 9.00.

Period	Operating Revenue Threshold	Operating Income Threshold
January 1, 2013 to December 31, 2013	$11.25 million	$637,500
January 1, 2013 to December 31, 2014	$26.25 million	$1.375 million
January 1, 2014 to December 31, 2015	$33.75 million	$2.00 million
January 1, 2016 to December 31, 2016	$22.50 million	$1.31 million

“Cuattro Control Put Units” has the meaning set forth in Section 9.05(h).

“Cuattro Performance Put Notice” has the meaning set forth in Section 9.05(f)(i).

“Cuattro Performance Put Option” has the meaning set forth in Section 9.05(f).

“Cuattro Performance Put Period” has the meaning set forth in Section 9.05(f).

“Cuattro Performance Put Price” has the meaning set forth in Section 9.05(f)(ii).

“Cuattro Performance Put Units” has the meaning set forth in Section 9.05(f)(i).

“Cuattro Purchase Right” has the meaning set forth in Section 9.10.

“Cuattro Purchase Right Notice” has the meaning set forth in Section 9.10.

“Cuattro Purchase Right Period” has the meaning set forth in Section 9.10.

“Cuattro Purchase Right Price” has the meaning set forth in Section 9.10.

“Cumulative Net Earnings After Tax” means the excess, if any, of the cumulative net taxable income or gain of the Company from the date of its formation through the date of calculation, less the product of (i) the net taxable income or gain of the Company from the date of its formation through the date of calculation, and (ii) the highest combined marginal rate of federal and state income tax (taking into account the deduction of state taxes against federal taxable income) applicable to individuals subject to taxation in the highest tax rate state in which the Company has income tax nexus for the year that includes the date of calculation.

“DGCL” means the Delaware General Corporation Law, 8 Del. Code §101 et seq.

“Disclosing Party” has the meaning set forth in Section 8.06(a).

“Disputable Amounts” has the meaning set forth in Section 9.05(i).

“DLL Agreement” means that certain Master Contract Financing Program Agreement dated as of November 18, 2011, between the Company, Cuattro Veterinary, LLC, a Delaware limited liability company, and De Lage Landen Financial Services, Inc., a Michigan corporation, as amended.

“Exercising Party” has the meaning set forth in Section 9.05(i)(i).

“Founder” has the meaning set forth in the Preamble.

“Founder Manager” means a Manager specified as such in Section 7.04(a) or subsequently designated as such by the Founders in accordance with Section 7.04(f).

“GAAP” means United States generally accepted accounting principles consistently applied.

“Heska” has the meaning set forth in the Preamble.

“Heska 12-Month Put Notice” has the meaning set forth in Section 9.05(d)(i).

“Heska 12-Month Put Option” has the meaning set forth in Section 9.05(d).

“Heska 12-Month Put Period” has the meaning set forth in Section 9.05(d).

“Heska 12-Month Put Unit Price” has the meaning set forth in Section 9.05(d)(ii).

“Heska 12-Month Put Units” has the meaning set forth in Section 9.05(d)(i).

“Heska 18-Month Put Notice” has the meaning set forth in Section 9.05(e)(i).

“Heska 18-Month Put Option” has the meaning set forth in Section 9.05(e).

“Heska 18-Month Put Period” has the meaning set forth in Section 9.05(e).

“Heska 18-Month Put Unit Price” has the meaning set forth in Section 9.05(e)(ii).

“Heska 18-Month Put Units” has the meaning set forth in Section 9.05(e)(i).

“Heska Change in Control” means the consummation, on or before December 31, 2017, of any share exchange, consolidation or merger of Heska pursuant to which the Heska Common Stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Heska and its subsidiaries, taken as a whole, to any person other than Heska or one of its subsidiaries; provided, however, that a transaction (x) that does not result in a reclassification, conversion, exchange or cancellation of the outstanding Heska Common Stock (provided, however, that this subclause (x) shall not apply to any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Heska and its subsidiaries, taken as a whole, to any person other than one of Heska’s subsidiaries), or (y) that is effected solely to change Heska’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of Heska Common

Stock solely into shares of common stock of the surviving entity or (z) pursuant to which the holders of all classes of the Heska’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of voting equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall, in each case, not be deemed a Heska Change in Control.

“Heska Common Stock” means shares of common stock, $0.01 par value per share, of Heska.

“Heska Common Stock Conditions” means the following conditions with respect to any Heska Common Stock payable pursuant to each of the Cuattro 12-Month Call Option, the Cuattro 18-Month Call Option, the Heska 12-Month Put Option and the Heska 18-Month Put Option, respectively: (A) such shares of Heska Common Stock shall be shares that are owned and have been held since the date hereof by any of the Continuing Members; and (B) the value of each share of Heska Common Stock, for the purposes of allocating the portion of the Cuattro 12-Month Call Unit Price, the Cuattro 18-Month Call Unit Price, the Heska 12-Month Put Unit Price and the Heska 18-Month Put Unit Price, respectively, payable in stock, shall be the average of the NASDAQ Official Close Price of Heska Common Stock during the 10 Trading-Day period ending on the date immediately prior to the date of such applicable notice, respectively; provided, however, that such value shall be not less than $5.00 per share (subject to good faith adjustment by the board of directors of Heska to ratably account for any stock split, reverse stock split, stock dividend, recapitalization or other event affecting all shares of Heska Common Stock).

“Heska Control Put Notice” has the meaning set forth in Section 9.05(h).

“Heska Manager” means a Manager specified as such in Section 7.04(a) or subsequently designated as such by Heska in accordance with Section 7.04(f).

“Heska Performance Call Notice” has the meaning set forth in Section 9.05(g)(i).

“Heska Performance Call Option” has the meaning set forth in Section 9.05(g).

“Heska Performance Call Period” has the meaning set forth in Section 9.05(g).

“Heska Performance Call Price” has the meaning set forth in Section 9.05(g)(ii).

“Heska Performance Call Units” has the meaning set forth in Section 9.05(g).

“Heska Purchase Right” has the meaning set forth in Section 9.10.

“Heska Purchased Units” has the meaning set forth in the Preamble.

“Immediate Family” means (i) with respect to any individual, his or her ancestors, spouse, issue, spouses of issue, any trustee or trustees, including successor and additional trustees, of trusts principally for the benefit of any one or more of such individuals, and any entity or entities all of the beneficial owners of which are such trusts and/or such individuals, (ii) with respect to a legal representative, the Immediate Family of the individual for whom such legal representative was appointed and (iii) with respect to a trustee, the Immediate Family of the individuals who are the principal beneficiaries of the trust.

“Indemnitee” has the meaning set forth in Section 7.06(c).

“Information” has the meaning set forth in Section 8.06(a).

“Liquidation Value Procedure” has the meaning set forth in Section 11.10(e).

“License Agreement” means that certain Amended and Restated License Agreement dated as of the date hereof by and between the Company and Cuattro.

“Lock-Up Agreement” means each of those certain Lock-Up Agreements of Heska and each of the Company, the Founder, the Continuing Members and the Redeemed Members executed and delivered pursuant to the Purchase Agreement.

“Manager” means any individual appointed by the Members in accordance with the terms of this Agreement to serve as a Manager, respectively, as of the date of this Agreement as specified in Section 7.04(a), and any individual who becomes an additional, substitute or replacement Manager in accordance with Section 7.04(f), in each such individual’s capacity as (and for the period during which such individual serves as) a Manager of the Company.

“Material Contract” has the meaning set forth in Section 7.02(j).

“Member” shall refer severally to the Members identified in this Agreement and any Person who becomes a Member as permitted by this Agreement, in such Person’s capacity as a Member of the Company. “Members” shall refer collectively to all such Persons in their capacities as Members.

“Membership Interest” means all of a Member’s interest in the Company, carrying the rights and obligations set forth in this Agreement.

“Member Representative” has the meaning set forth in Section 9.05(a).

“NASDAQ Official Close Price” means the price per share displayed on the NASDAQ website (www.nasdaq.com) under the heading NASDAQ Official Close Price for each Trading Day.

“Net Profits” and “Net Losses” mean the taxable income or loss, as the case may be, for a period as determined in accordance with Code Section 703(a) computed with the following adjustments:

(i) Items of gain, loss, and deduction shall be computed based upon the Carrying Values of the Company’s assets (in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(g) and/or 1.704-3(d)) rather than upon the assets’ adjusted bases for federal income tax purposes;

(ii) Any tax-exempt income received by the Company shall be included as an item of gross income;

(iii) The amount of any adjustment to the Carrying Value of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code that is required to be reflected in the Capital Accounts of the Members pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) shall be treated as an item of gain (if the adjustment is positive) or loss (if the adjustment is negative), and only such amount of the adjustment shall thereafter be taken into account in computing items of income and deduction.

(iv) Any expenditure of the Company described in Code Section 705(a)(2)(B) (including any expenditures treated as being described in Section 705(a)(2)(B) pursuant to Treasury Regulations under Code Section 704(b)) shall be treated as a deductible expense;

(v) The amount of items of income, gain, loss or deduction specially allocated to any Members pursuant to Section 6.02 shall not be included in the computation;

(vi) The amount of any unrealized gain or unrealized loss attributable to an asset at the time it is distributed in kind to a Member shall be included in the computation as an item of income or loss, respectively; and

(vii) The amount of any unrealized gain or unrealized loss with respect to the assets of the Company that is reflected in an adjustment to the Carrying Values of the Company’s assets pursuant to clause (ii) of the definition of “Carrying Value” shall be included in the computation as items of income or loss, respectively.

“Notice Calculation” has the meaning set forth in Section 9.05(i)(i).

“Officers” has the meaning set forth in Section 7.07(a).

“Operating Income” means, as provided in an Audit Report, (i) net income of the Company, after restoring thereto amounts deducted in determining net income in respect of (A) interest, (B) taxes, (C) currency gains or losses, (D) depreciation or amortization related to Heska’s purchase of Units, (E) non-ordinary course of business charges or accelerated depreciation, amortization, non-recurring charges or write-downs, (F) allocation of overhead or general and administrative costs of Heska not directly attributable to the operations of the Company, (G) costs relating to the preparation of any Audited Company Financial Statements or an Audit Report to the extent such costs exceed the estimated cost of preparation of reviewed financial statements for the corresponding period, as estimated in good faith by Heska, (H) public market regulatory costs, and (I) any gains or losses unrelated to rental or sale of: (1) the Product(s), Services(s) or Support (as defined and updated from time to time pursuant to the Supply Agreement and the License Agreement), or (2) the warranty or support services provided under that certain Master Warranty and Support Terms and Conditions pursuant to the Supply Agreement, as such items are calculated in a manner consistent with GAAP, plus (ii) any Retained Lease Income Adjustment.

“Operating Revenue” means, as provided in an Audit Report, (i) gross sales, net of discounts and allowances payable to unaffiliated third parties in connection with sales of goods or services to such unaffiliated third parties, recognized by the Company as determined in accordance GAAP, including SEC Staff Accounting Bulletin No. 101, plus (ii) any Retained Lease Adjustment. For the purposes of calculating Operating Revenue, all revenue with respect to any 1-year warranty bundled and included in equipment sales shall be recognized as revenue at the time of shipment.

“Option Price” shall mean (i) the 2015 Valuation immediately following the Company’s receipt of the Audit Report for the fiscal year ended December 31, 2015; (ii) the 2016 Valuation immediately following the Company’s receipt of the Audit Report for the fiscal year ended December 31, 2016; or (iii) the 2017 Valuation immediately following the Company’s receipt of the Audit Report for the fiscal year ended December 31, 2017.

“Original Allocation” has the meaning set forth in Section 6.02(e).

“Other Securities” means any option, warrant, security or other right to subscribe for, purchase or otherwise acquire a Unit or interest therein, whether through conversion, exchange, exercise or otherwise.

“Performance Condition A” exists when Operating Revenue is at least $20.00 million in any given fiscal year of the Company, as provided in the applicable Audit Report.

“Performance Condition B” exists when Operating Revenue is at least $30.00 million and Operating Income is at least $3.00 million in any given fiscal year of the Company, as provided in the applicable Audit Report.

“Performance Condition C” exists when Operating Revenue is at least $40.00 million and Operating Income is at least $4.50 million in any given fiscal year of the Company, as provided in the applicable Audit Report.

“Performance Condition D” exists when Operating Revenue is at least $50.00 million and Operating Income is at least $6.50 million in any given fiscal year of the Company, as provided in the applicable Audit Report.

“Performance Year” has the meaning set forth in Section 9.05(f).

“Permitted Debt” has the meaning set forth in Section 7.08(c).

“Permitted Persons” has the meaning set forth in Section 7.08(a).

“Permitted Transferee” has the meaning set forth in Section 9.02(a).

“Person” means any individual, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association and the heirs, executors, administrators, legal representative, successors and assigns of such Person where the context so permits.

“Pledge” and any grammatical variation thereof means, with respect to an interest, asset, or right, any pledge, security interest, hypothecation, deed of trust, lien or other similar encumbrance granted with respect to the affected interest, asset or right to secure payment or performance of an obligation.

“Prior Agreement” has the meaning set forth in the Preamble.

“Proceeding” has the meaning set forth in Section 7.12.

“Purchase Agreement” has the meaning set forth in the Preamble.

“Purchase Agreement Price” means $7.16 per Unit.

“Put Percentage” means the percentage of the Cuattro Performance Put Units to the total number of Units outstanding as of the date of any Cuattro Performance Put Notice.

“Receiving Party” has the meaning set forth in Section 8.06(a).

“Redeemed Members” has the meaning set forth in the Preamble.

“Redeemed Units” has the meaning set forth in the Preamble.

“Redemption Price” has the meaning set forth in the Preamble.

“Related Party Matter” has the meaning set forth in Section 7.11.

“Release” means each of those certain Releases of the Company and Heska executed and delivered pursuant to the Purchase Agreement.

“Representative” has the meaning set forth in Section 8.06(a).

“Restricted Employee” has the meaning set forth in Section 7.08(b)(ii).

“Retained Lease” means to each lease or rental agreement with a customer of the Company retained by the Company and not disposed of pursuant to the DLL Agreement or other arrangement of the Company with a third party.

“Retained Lease Adjustment” means, with respect to each Retained Lease, an amount equal to (A) the gross revenue recognizable with respect to an identical lease or rental agreement pursuant to the DLL Agreement, minus (B) the gross revenue recognized in the Audit Report with respect to each Retained Lease for which an adjustment is made pursuant to clause (A) of this definition. For the purposes of calculating the Retained Lease Adjustment, Heska’s cost of capital (estimated by Heska in good faith) shall be substituted for the rate of interest provided pursuant to the DLL Agreement, if such substitution would result in a greater Rental Lease Adjustment.

“Retained Lease Income Adjustment” means, with respect to each Retained Lease, an amount reasonably agreed to by the Company and Heska to reflect an adjustment to net income, as provided in an Audit Report, to treat such Retained Lease as if it had been disposed of pursuant to the DLL Agreement or other arrangement of the Company with a third party, which adjustment to net income shall be consistent with the corresponding Retained Lease Adjustment.

“Reviewing Arbitrator” has the meaning set forth in Section 9.05(i)(iv).

“Share Delivery Price” means the average of the NASDAQ Official Close Price of Heska Common Stock for each Trading Day during the 10 Trading-Day period ending on the date immediately prior to the delivery of, as applicable, (i) the Cuattro Performance Put Notice or (ii) the Heska Performance Call Notice, multiplied by 0.90.

“Securities Act” means the Securities Act of 1933, as from time to time amended and in effect.

“Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the relevant Person (or another Subsidiary of such Person) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Supply Agreement” means that certain Supply Agreement dated as of the date hereof by and between the Company and Cuattro.

“Target Balance” means, for each Member at any point in time, either (i) a positive amount equal to the net amount, if any, the Member would be entitled to receive or (ii) a negative amount equal to the net amount the Member would be required to pay or contribute to the Company or to any third party, assuming, in each case, that (A) the Company sold all of its assets for an aggregate purchase price equal to their aggregate Carrying Value (assuming for this purpose only that the Carrying Value of any asset that secures a liability that is treated as “nonrecourse” for purposes of Treasury Regulation Section 1.1001-2 is no less than the amount of such liability that is allocated to such asset in accordance with Treasury Regulation Section 1.704-2(d)(2)); (B) all liabilities of the Company were paid in accordance with their terms from the amounts specified in clause (A) of this sentence; (C) any Member that was obligated to contribute any amount to the Company pursuant to this Agreement or otherwise (including the amount a Member would be obligated to pay to any third party pursuant to the terms of any liability or pursuant to any guaranty, indemnity or similar ancillary agreement or arrangement entered into in connection with any liability of the Company) contributed such amount to the Company; (D) all liabilities of the Company that were not completely repaid pursuant to clause (B) of this sentence were paid in accordance with their terms from the amounts specified in clause (C) of this sentence; and (E) the balance, if any, of any amounts held by the Company was distributed in accordance with Section 5.01.

“Tax Distribution Amount” means at any point in time, the excess, if any, of (i) the product of (A) the net taxable income or gain of the Company from January 1, 2013 through the last day of the immediately preceding fiscal year of the Company, as reasonably estimated in good faith by the Board, and (B) sixty percent (60%); over (ii) the sum of all prior distributions to the Members pursuant to Section 5.01.

“Terminated Manager” has the meaning set forth in Section 7.04(e).

“Trading Day” means any day on which The Nasdaq Stock Market or, if the Heska Common Stock is not quoted on The Nasdaq Stock Market, the principal national or regional securities exchange on which the Heska Common Stock is listed, is open for trading or, if the Heska Common Stock is not so listed, admitted for trading or quoted, any Business Day. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Transfer” and any grammatical variation thereof means any sale, exchange, issuance, redemption, assignment, distribution or other transfer, disposition or alienation in any way (whether voluntarily, involuntarily or by operation of law) as to any interest in the Company. Transfer shall specifically, without limitation of the above, include assignments and distributions resulting from death, incompetency, bankruptcy, liquidation and dissolution. “Transfer” includes a Pledge made by any Person other than Heska or an Affiliate of Heska.

“Unit” means a unit of Membership Interest, and any successor security or interest.

“Unit Appreciation Right” means a right the Company may grant to an employee, Officer or Manager entitling such person to share in the proceeds received by the Members upon certain transactions involving the sale by the Members of some or all of their Units, which right shall have such terms and conditions as agreed upon by a majority interest of the Members and Heska.

“Unit Register” means a list of Members and their respective holdings of Units, together with all pertinent information relevant to the determination of the capital contributions relating to such Units, maintained with the books and records of the Company.

ARTICLE II

GENERAL

2.01. Name of the Limited Liability Company. The name of the Company is “Heska Imaging US, LLC”. Subject to Section 7.02, the name of the Company may be changed at any time or from time to time with the approval of the Board.

2.02. Registered Office; Agent for Service of Process. The name of the registered agent for service of process on the Company in the State of Delaware and the address of the registered office of the Company in the State of Delaware shall be as set forth in the Certificate as in effect at the relevant time. The Board may cause the Company to establish places of business within and without the State of Delaware, as and when required by the Company’s business and in furtherance of its purposes set forth in Section 2.04, and may appoint (or cause the appointment of) agents for service of process in all jurisdictions in which the Company shall conduct business. The Company may, with the approval of the Board, change from time to time its resident agent for service of process, or the location of its registered office, in the State of Delaware.

2.03. Certain Filings; Organization and Continuation. The Company was organized on April 4, 2011, and shall continue in perpetuity unless terminated in accordance with Article X. The Company shall cause to be filed such certificates and documents as may be necessary or appropriate to comply with the Act and any other applicable requirements for the organization, continuation and operation of a limited liability company in accordance with the laws of the State of Delaware and any other jurisdictions in which the Company shall conduct business, and shall continue to do so for so long as the Company conducts business therein. Each Officer is hereby designated as an “authorized person” within the meaning of the Act.

2.04. Purposes and Powers. The Company and its Subsidiaries may engage in (a) the business of developing, marketing and selling products, software, and services for the veterinary market, (b) subject to Section 7.02, any other business or activity in which a limited liability company organized under the laws of the State of Delaware may lawfully engage, and (c) any other transactions necessary or incident to the foregoing clauses (a) and (b). The Company shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

2.05. Members. The name and address of each Member are set forth in the Unit Register. Additional Members may only be admitted to the Company in accordance with Section 9.03. No Member shall have the right or power to resign or withdraw from the Company (except upon a Transfer of record ownership of all of such Member’s Units in compliance with, and subject to, the provisions of Article IX). No Member may be expelled or required to resign or withdraw from the Company (except upon a Transfer of record ownership of all of such Member’s Units in compliance with, and subject to, the provisions of Article IX).

2.06. Managers as Members. A Manager may hold an interest in the Company as a Member, and such individual’s rights and interest as a Manager shall be distinct and separate from such individual’s rights and interest as a Member.

2.07. Liability of Members. The liability of a Member for the losses, debts and obligations of the Company shall be limited to its capital contributions, if any; provided, however, that only to the extent required under applicable law, the Members may under certain circumstances be liable to the Company to the extent of previous distributions made to them in the event that the LLC does not have sufficient assets to discharge its liabilities. Without limiting the foregoing, (i) no Member, in his, her or its capacity as a Member, shall have any liability to restore any negative balance in his, her or its Capital Account, and (ii) the failure of the Company to observe any formalities or requirements relating to exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

2.08. No Partnership. The Company is not intended to be a general partnership, limited partnership or joint venture, and no Member or Manager shall be considered to be a partner or joint venturer of any other Member or Manager, for any purposes other than (solely with respect to the Members) income tax purposes, and this Agreement shall not be construed to suggest otherwise.

ARTICLE III

CAPITAL STRUCTURE

3.01. Units Generally. All Membership Interests in the Company shall be denominated in Units. Subject to the other provisions of this Agreement (including those governing the Members’ respective rights to receive allocations of Net Profits and Net Losses and distributions of cash or other property), each Unit shall have the rights, and be subject to the obligations, equivalent to those of each other Unit, and there shall be no separate classes or series of Units. Subject to Section 7.02, Units shall be issued to such Persons, in such amounts and for such consideration as the Board may approve.

3.02. Certification of Units. The Board may in its sole discretion issue certificates to the Members representing the Units held by such Member. If the Board determines to issue such Unit certificates, the Units represented by such certificates shall be deemed to be “securities” and shall be governed by Article 8 of the Uniform Commercial Code of the State of Delaware (but the designation of the Units as securities for purposes of such law does not mean that the Units are securities for any other purposes). Each certificate (if any) evidencing Units held by any Member or his, her or its Permitted Transferee and each certificate issued in exchange for or upon the Transfer of any such Units shall be stamped or otherwise imprinted with any necessary or desirable legends, as determined by the Board in its sole discretion.

3.03. Voting Power of Units. With respect to any matter submitted to a vote of the Members, each Member shall be entitled to one (1) vote per each Unit held by such Member.

3.04. Unit Register. The Company shall maintain a Unit Register and in connection with any valid issuance or Transfer of Units and the payment of capital contributions or other consideration to the Company with respect to Units (if any), in accordance with the provisions of this Agreement, the Unit Register shall be amended to reflect the number of such Units, the names of the transferors and the transferees and the appropriate Units certificate number(s) (if applicable), the amounts of capital contributions or other consideration paid to the Company in respect of each Unit (if applicable) and such other information as may be reasonably necessary to record all relevant details of an issuance or Transfer of, or a capital contribution made with respect to, Units. The Unit Register shall be amended from time to time to reflect any changes in the foregoing information and any such amendment to the Unit Register may be effected by any Officer without any vote, consent, approval or other action of the Board or the Members.

ARTICLE IV

CAPITAL CONTRIBUTIONS; ADDITIONAL FINANCING

4.01. Capital Accounts. For each Member (and each Permitted Transferee), the Company shall establish and maintain a separate Capital Account. The Capital Account of each Member as of the Agreement Date is set forth on Schedule B hereto.

4.02. Capital Contributions. No Member shall be obligated or permitted to contribute any additional capital to the Company without the prior written consent of such Member and, as required pursuant to Section 7.02, the unanimous consent of the Board. No interest shall accrue on any contributions to the capital of the Company, and no Member shall have the right to withdraw or to be repaid any capital contributed by it or to receive any other payment in respect of its interest in the Company, including as a result of the withdrawal or resignation of such Member from the Company, except as specifically provided in this Agreement.

4.03. Loans. Subject to Section 7.02, in the event that the Company requires additional funds to carry out its purposes, to conduct its business, or to meet its obligations, or to make any expenditure authorized by this Agreement, the Company may borrow funds from such one or more of the Members, or from such third party lender(s), and on such terms and conditions, as may be acceptable to the Board.

4.04. Affiliate Debt. Notwithstanding any provision of this Agreement to the contrary, unless otherwise approved by a Heska Manager and the Founder Manager, any funds borrowed by the Company from, or loaned by the Company to, one or more of the Members or any Affiliate of a Member or the Company shall bear interest at a rate equal to the rate of interest provided under the Credit and Security Agreement by and among Heska, Diamond Animal Health, Inc., an Iowa corporation, and Wells Fargo Bank, National Association, as such agreement may be amended, restated or replaced from time to time.

ARTICLE V

DISTRIBUTIONS

5.01. Distributions.

(a) Except as provided in Section 5.01(b) and Section 10.03(b), cash and property of the Company shall be distributed to the Members, at such times and in such amounts as the Board may determine (subject to Section 18-607 of the Act and Section 7.02), in proportion to the Members’ respective holdings of Units.

(b) On or before the earlier of (i) April 1 of each calendar year, or (ii) 45 days after the delivery to the Company of the Audit Report for the immediately preceding fiscal year, the Company shall distribute cash in an amount equal to the Tax Distribution Amount to the Members in proportion to their respective holdings of Units.

5.02. Withholding and Taxes. Notwithstanding anything to the contrary herein, to the extent that the Company is required, or elects, pursuant to applicable law, either (i) to pay tax (including estimated tax) on a Member’s allocable share of Company items of income or gain, whether or not distributed, or (ii) to withhold and pay over to the tax authorities any portion of a distribution otherwise distributable to a Member, the Company may pay over such tax or such withheld amount to the tax authorities, and such amount shall be treated, in the discretion of the Board, as (i) a distribution to such Member at the time it is paid to the tax authorities, or (ii) a demand loan to such Member, on such terms as the Board shall reasonably determine (which terms shall include the payment of interest by the Member on such loan). Repayment of any such demand loan by the Member will not be considered a capital contribution for purposes of this Agreement. Taxes withheld on amounts directly or indirectly payable to the Company and taxes otherwise paid by the Company (other than in the case where the amount of taxes paid by the Company is treated as a demand loan to the Member) shall be treated for purposes of this Agreement as distributed to the appropriate Members and paid by the appropriate Members to the relevant taxing jurisdiction.

5.03. Distribution of Assets in Kind. No Member shall have the right to require any distribution of any assets of the Company in kind. If any assets of the Company are distributed in kind, such assets shall be distributed on the basis of their fair market value net of any liabilities as reasonably determined by the Board. Any Member entitled to any interest in such assets shall, unless otherwise determined by the Board, receive separate assets of the Company and not an interest as a tenant-in-common with other Members so entitled in any asset being distributed.

ARTICLE VI

ALLOCATION OF NET PROFITS AND NET LOSSES

6.01. Basic Allocations.

(a) Except as provided in Section 6.02, which shall be applied first, Net Profits and Net Losses of the Company for any period shall be allocated among the Members in such proportions and in such amounts as may be necessary so that following such allocations, the Adjusted Capital Account balance of each Member equals such Member’s then Target Balance.

(b) If the amount of Net Profits or Net Losses allocable to the Members pursuant to Section 6.01(a) for a period is insufficient to allow the Adjusted Capital Account balance of each Member to equal such Member’s Target Balance, such Net Profits or Net Losses shall be allocated among the Members in such a manner as to decrease the differences between the Members’ respective Adjusted Capital Account balances and their respective Target Balances in proportion to such differences.

6.02. Regulatory Allocations. Notwithstanding the provisions of Section 6.01 above, the following allocations of Net Profits, Net Losses and items thereof shall be made in the following order of priority:

(a) Items of income or gain (computed with the adjustments contained in paragraphs (i), (ii), (iii), (vi) and (vii) of the definition of “Net Profits and Net Losses”) for any taxable period shall be allocated to the Members in the manner and to the minimum extent required by the “minimum gain chargeback” provisions of Treasury Regulation Section 1.704-2(f) and Treasury Regulation Section 1.704-2(i)(4).

(b) All “nonrecourse deductions” (as defined in Treasury Regulation Section 1.704-2(b)(1)) of the Company for any taxable period shall be allocated to the Members in the same manner as Net Profits and Net Losses for such period; provided, however, that nonrecourse deductions attributable to “partner nonrecourse debt” (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated to the Members in accordance with the provisions of Treasury Regulation Section 1.704-2(i)(1).

(c) Items of income or gain (computed with the adjustments contained in paragraphs (i), (ii), (iii), (vi) and (vii) of the definition of “Net Profits and Net Losses”) for any taxable period shall be allocated to the Members in the manner and to the extent required by the “qualified income offset” provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

(d) In no event shall Net Losses of the Company be allocated to a Member if such allocation would cause or increase a negative balance in such Member’s Capital Account. Any Net Losses not allocated to a Member pursuant to this subsection (d) shall be allocated to the Members with positive Capital Account balances in proportion to their positive balances. For purposes of this Section 6.02(d) only, Capital Accounts shall be determined by increasing the Member’s Capital Account balance by the amount the Member is obligated to restore to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) and the amount the Member is deemed obligated to restore to the Company pursuant to Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5)) and decreasing it by the amounts specified in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

(e) In the event that items of income, gain, loss or deduction are allocated to one or more Members pursuant to any of subsections (a) through (d) above (the “Original Allocation”), subsequent items of income, gain, loss or deduction will first be allocated (subject to the provisions of subsections (a) through (d)) to the Members in a manner designed to result in each Member having a Capital Account balance equal to what it would have been had the Original Allocation not occurred; provided, however, that no such allocation shall be made pursuant to this subsection (e) if (i) the Original Allocation had the effect of offsetting a prior Original Allocation or (ii) the Original Allocation likely (in the opinion of the Company’s accountants) will be offset by another Original Allocation in the future (e.g., an Original Allocation of “nonrecourse deductions” under subsection (b) that likely will be offset by a subsequent “minimum gain chargeback” under subsection (a)).

(f) In the event a Member’s interest is subject to vesting conditions, the Member shall only be allocated Net Profits and Net Losses pursuant to this Agreement if a valid Code Section 83(b) election has been made with respect to such interest. In the event a valid Code Section 83(b) election has been made and some or all of such Member’s interest is forfeited, in the year of such forfeiture and subsequent years if necessary, items of gross income, gain, loss or deduction shall be allocated to such Member to the extent available so that as promptly as possible, the Member’s Capital Account equals the amount it would have been if the Member’s interest had been the reduced amount at all times. This Section 6.02(f) is intended to comply with Proposed Regulation Section 1.704-1(b)(4)(xii) and shall be interpreted in a manner consistent with such regulation.

(g) Except as otherwise provided herein or as required by Code Section 704, for tax purposes, all items of income, gain, loss, deduction or credit shall be allocated to the Members in the same manner as are Net Profits and Net Losses; provided, however, that if the Carrying Value of any property of the Company differs from its adjusted basis for tax purposes, then items of income, gain, loss, deduction or credit related to such property for tax purposes shall be allocated among the Members so as to take account of the variation between the adjusted basis of the property for tax purposes and its Carrying Value using the traditional method of making such allocations (as set forth in Treasury Regulation Section 1.704-3(b)), unless otherwise determined by the Board and with the consent of Heska.

6.03. Allocations Upon Transfer or Admission. In the event that a Member acquires an interest in the Company either by Transfer from another Member or by acquisition from the Company, the Net Profits, Net Losses, gross income, nonrecourse deductions and items thereof attributable to the interest so Transferred or acquired shall be allocated among the Members based on a method chosen by the Board, in its discretion, which method shall comply with Section 706 of the Code and shall be binding on all Members. For purposes of determining the date on which the acquisition occurs, the Company may make use of any convention allowable under Section 706(d) of the Code.

6.04. Timing of Allocations. Allocations of Net Profits, Net Losses and other items of income, gain, loss and deduction pursuant Section 6.01 and Section 6.02 shall be made for each fiscal year of the Company as of the end of such fiscal year; provided, however, that if there is an adjustment to the Carrying Value of the assets of the Company pursuant to clause (ii) of the definition of “Carrying Value,” the date of such adjustment shall be considered to be the end of a fiscal year for purposes of computing and allocating such Net Profits, Net Losses and other items of income, gain, loss and deduction.

ARTICLE VII

MANAGEMENT

7.01. General. The Company shall be managed in accordance with the terms hereof. The business and affairs of the Company shall be managed by or under the direction of the Board, which (a) acting collectively in accordance with this Agreement, shall be the sole “manager” of the Company within the meaning of Section 18-101(10) of the Act (and no individual Manager shall (i) be a “manager” of the Company within the meaning of Section 18-101(10) of the Act or (ii) have any right, power of authority to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company), (b) shall have the right, power and authority to exercise all of the powers of the Company except as otherwise provided by law or this Agreement and (c) except as otherwise expressly provided herein, shall make all decisions and authorize or otherwise approve all actions taken or to be taken by the Company; provided, however, that the Board may delegate such of its rights, powers and authority as it may determine in accordance with this Agreement to be necessary or appropriate to one or more Officers. Decisions or actions relating to the Company that are made or approved by the Board (or, with respect to matters requiring a vote, approval, consent or other action of the Members hereunder or pursuant to non-waivable provisions of applicable law, by the Members) in accordance with this Agreement shall constitute decisions or actions by the Company and shall be binding on the Company. Subject to Section 7.02, except as may be expressly provided otherwise elsewhere in this Agreement or pursuant to non-waivable provisions of the Act, the Members shall have no voting rights with respect to any matter, other than the rights to appoint Managers set forth in Section 7.04. Except as may be expressly provided otherwise elsewhere in this Agreement, no Member (in its capacity as such) shall have any right, power or authority to (and shall not) act for or on behalf of the Company, do any act that would be binding on the Company, or incur any expenditures on behalf of the Company, and each Member shall indemnify and hold harmless the Company and each other Member for any breach of the provisions of this sentence by such first Member; provided, however, that upon the request of any Member, the Board shall cause the Company to make an election under Section 754 of the Code.

7.02. Unanimous Consent of the Board. Notwithstanding Section 7.01 or anything else in this Agreement to the contrary, until the later of (i) the exercise of the Heska Performance Call Option or the Cuattro Performance Put Option, or (ii) the 6th anniversary of the Agreement Date, neither the Company nor any of its Subsidiaries may take any of the following actions without the express prior unanimous consent of the Board (for the avoidance of doubt, each of the following actions shall apply to each of the Company’s Subsidiaries, substituting as appropriate the word “Subsidiary” for “Company” and making such other substitutions as appropriate for the context):

(a) Issue, grant or award any Units or Other Securities, or issue, grant or award any Unit Appreciation Right;

(b) Adopt, terminate or amend any equity compensation plan;

(c) Purchase or redeem any Units or Other Securities;

(d) Transfer any Units or Other Securities, except as expressly permitted pursuant to Section 9.01(c);

(e) Admit a new Member to the Company;

(f) Engage in any business or activity outside the scope of Section 2.04(a) or, to the extent related thereto, Section 2.04(c), or change any existing business or activity or purpose of scope of the Company or any of its Subsidiaries;

(g) (1) Incur any indebtedness (other than trade payables incurred in the ordinary course of business, and borrowings among solely the Company and its Subsidiaries), (2) guarantee any indebtedness or obligations of any Person (other than the Company and its Subsidiaries), (3) prepay, refinance, renew, modify or extend the terms of any indebtedness

(other than trade payables incurred in the ordinary course of business, and borrowings among solely the Company and its Subsidiaries) other than payments required by the terms of the documentation thereof previously approved by the Board, as applicable, pursuant to this Section 7.02, or (4) create or suffer to exist any Pledge on any of its material assets;

(h) Enter into or become obligated with respect to any agreement that (1) has, or the subject property or services has, a value or potential cost to the Company and its Subsidiaries, taken as a whole, in excess of $75,000 in any transaction or series of related transactions, (2) contains any covenant that purports to restrict the business activity of the Company, any of its Subsidiaries or any Member or to restrict the right of the Company to make any distributions to its Members, (3) concerns the establishment or operation of a partnership, joint venture or similar arrangement, or (4) provides for a grant by the Company or any of its Subsidiaries to any other Person of exclusive or “most favored nation” rights (any agreement described by the foregoing clauses (1), (2), (3) or (4), a “Material Contract”), including any material amendment of any such Material Contract;

(i) Surrender, abandon or waive any material rights, assets or properties of the Company or any of its Subsidiaries;

(j) Select, hire, terminate or remove any Officer, which consent of the Board shall apply to such Officer’s compensation and other terms and conditions of employment, including entering into, amending, renewing, extending or waiving any employment terms;

(k) Distribute any cash or other property to the Members (other than any distribution made pursuant to Section 5.01(b) or Section 10.03), or determine to make any such distribution;

(l) Without limiting the rights of any Member to receive distributions in compliance with the other provisions of this Agreement, make or accrue any loans or other advances of money to any Person;

(m) Convey, sell, lease, license, transfer, assign or otherwise dispose of any material portion of the assets of the Company or any of its Subsidiaries, in any transaction or series of related transactions; merge or otherwise consolidate with or into any other Person; acquire or make any investment in the business of another Person (or any portion thereof) (whether through the purchase of assets, securities or otherwise); or acquire any other assets that would be material to the Company or any of its Subsidiaries;

(n) Grant indemnification rights pursuant to Section 7.06(h);

(o) Omitted

(p) Lease or acquire any interest in real property;

(q) Initiate, confess any judgment with respect to, settle or compromise any material claim, dispute, litigation, arbitration, investigation or proceeding;

(r) Create or change the ownership of any Subsidiary;

(s) Convert or reorganize the Company or any of its Subsidiaries into another entity form (including a corporation), including a change in tax status without change in legal status;

(t) Consummate an initial public offering;

(u) Approve or effect, directly or indirectly, the dissolution, winding up or liquidation of the Company or any of its Subsidiaries;

(v) Amend the Certificate or this Agreement;

(w) Institute any proceedings to be adjudicated bankrupt or insolvent; consent to the institution of bankruptcy or insolvency proceedings against it; file a petition seeking, or consent to, the reorganization or relief under any applicable law relating to bankruptcy; consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or similar official) of it or a substantial part of its properties; making any assignment for the benefit of creditors; or take any action that would render it insolvent or unable to satisfy its debts and liabilities; or

(x) Agree or commit to do any of foregoing.

7.03. Binding the Company. The signature of any Officer on any agreement, contract, instrument or other document shall be sufficient to bind the Company in respect thereof and conclusively evidence the authority of the Officer and the Company with respect thereto, and no third party need look to any other evidence or require the joinder or consent of any other party; provided that, the Board, with respect to any particular document or transaction, may expressly authorize one or more individuals to execute and deliver any agreement, contract, instrument or other document on behalf of the Company, and any agreement, contract, instrument or other document executed by any such individual shall be sufficient to bind the Company in respect thereof.

7.04. Board.

(a) Number and Election. The Board shall initially consist of three (3) Managers, one of whom shall be a Founder Manager and two of whom shall be Heska Managers. The Founder shall serve as the initial Founder Manager. Robert B. Grieve, Ph.D. and Jason A. Napolitano shall serve as the initial Heska Managers. The number of Founder Managers and the number of Heska Managers shall be subject to adjustment as contemplated by Section 11.10(b).

(b) Term. Each Manager shall serve for a term ending on the earliest of his or her death, resignation or removal in accordance with the provisions of this Agreement.

(c) Resignation. Any Manager may resign by delivering a resignation in writing to the Company at its principal office (to the attention of the Chairman of the Board or the Chief Executive Officer) and to each other Manager. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.

The Heska Managers shall tender their resignations in accordance with this Section 7.04(c) upon the closing of the transactions contemplated by the Cuattro 12-Month Call Option, the Cuattro 18-Month Call Option, the Heska 12-Month Put Option or the Heska 18-Month Call Option. The Founder Manager shall tender his or her resignation in accordance with this Section 7.04(c) upon the closing of the transactions contemplated by the Cuattro Performance Put Option, the Heska Performance Call Option, the Cuattro Control Put Option, or if at any time Heska owns 100% of the outstanding Units.

(d) Removal. A Founder Manager may be removed at any time by the Founder, and a Heska Manager may be removed at any time by Heska (and only by Heska), in each case with or without cause, by notice of such removal given to each other Manager and to the Company.

(e) Termination. Upon the death, resignation or removal of any Manager (a “Terminated Manager”), (i) such Terminated Manager shall have no further authority under this Agreement, and (ii) such Terminated Manager shall have no further obligations or rights as a Manager under this Agreement (except for liabilities and rights accruing prior to the date of death, resignation or removal of such Terminated Manager’s term, including rights to exculpation and indemnification under Section 7.06 that relate to actions or omissions occurring during such individual’s service as a Manager).

(f) Vacancies. Any vacancy on the Board by reason of death, resignation or removal of a Founder Manager shall be filled by the Founder, and any vacancy occurring on the Board by reason of death, resignation or removal of a Heska Manager shall be filled by Heska, in each case by notice designating the new Founder Manager or Heska Manager (as the case may be) given to each other Manager and to the Company; provided that neither the Founder nor Heska shall have any duty or obligation to cause any vacancy on the Board to be filled. Each vacancy on the Board may be filled only by the Member that appointed the vacating Manager to the Board; provided, that each Founder Manager appointee must be reasonably acceptable to Heska and each Heska Manager appointee must be reasonably acceptable to the Founder. The Founder hereby agrees that the following individuals would be reasonably acceptable Heska Managers: Robert B. Grieve, Ph.D., Jason A. Napolitano, Michael J. McGinley and Nancy Wisnewski. Heska hereby agrees that the following individuals would be reasonably acceptable Founder Managers: Kevin S. Wilson, Clint Roth, Doug Wilson, Jr. and David Sveen.

(g) Time Commitment; Compensation. Each Manager shall be required to devote only such time to the business and affairs of the Company as may be reasonably necessary for the performance of his duties hereunder, and no Manager shall be required to devote all or any specified portion of his time to the business and affairs of the Company. Managers may be paid such reimbursement for expenses of attendance at meetings as the Board may from time to time determine, but shall not be entitled to, or paid, any other compensation for service as Managers. No such payment of reimbursement amounts, and no other provision of this Agreement, shall preclude any Manager from serving the Company or any of its Subsidiaries as an officer, agent or employee or in any other capacity and receiving compensation for such service

(h) Chairman of the Board. A Heska Manager shall serve as Chairman of the Board. Robert B. Grieve, Ph.D. shall serve as the initial Chairman of the Board and shall serve in such capacity until the earliest of his death, resignation or removal in accordance with the provisions of this Agreement. Heska may remove the Chairman of the Board from such position by notice of such removal given to each other Manager and to the Company. The Chairman of the Board may resign from such position by following the same procedure for resignation of a Manager, and the Chairman of the Board’s resignation as a Manager shall automatically also constitute resignation as Chairman of the Board. In the case of any death, removal, resignation, or other vacancy of the Chairman of the Board, Heska may appoint a replacement Chairman of the Board from among the Managers. The Chairman of the Board shall preside at all meetings of the Board, and shall perform such other duties and possess such other powers as the Board may from time to time prescribe. The Chairman of the Board shall not be deemed to be an Officer for purposes of this Agreement.

(i) Regular Meetings. Regular meetings of the Board shall be held no less frequently than quarterly without notice at such time and place as shall be determined from time to time by resolution of the Board, provided that any Manager who is absent when such a determination is made shall be given notice of the determination.

(j) Special Meetings. Special meetings of the Board may be held at any time and place designated in a call by one or more Managers. For the avoidance of doubt, neither the Chief Executive Officer (in such capacity) nor any other Officer (in such capacity) may call a special meeting of the Board.

(k) Notice of Special Meetings. Notice of any special meeting of Board shall be given to each Manager by one of the Managers calling the meeting. Notice shall be duly given to each Manager (i) by giving notice to such Manager in person or by telephone at least 48 hours in advance of the meeting, (ii) by sending an electronic or facsimile notice, or delivering written notice by hand, to such Manager’s last known business, home or electronic mail address at least 48 hours in advance of the meeting, or (iii) by sending written notice, via first-class mail or reputable overnight courier, to such Manager’s last known business or home address at least 72 hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

(l) Waiver of Notice. Whenever notice of any meeting of the Board is required to be given by law, by the Certificate, or by this Agreement, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time stated in such notice, shall be deemed equivalent to notice. Attendance of a Manager at a meeting of the Board shall constitute a waiver of notice of such meeting, except when the Manager attends any such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(m) Meetings by Conference Communications Equipment. Managers may participate in a meeting of the Board by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting

(n) Quorum. A majority of the Managers at any time in office shall constitute a quorum of the Board; provided, that no quorum shall exist unless the Founder Manager and at least one Heska Manager shall be present; provided, further, that the Founder Manager shall make himself available for meetings, in person or telephonically, for no less than 10 Business Days per month, and with respect to each month, shall respond to a request from the Company, within 3 Business Days, to identify those 10 Business Days by written notice to the Company no later than the last day of the preceding month. If at any meeting of the Board there shall not be a quorum, a majority of the Managers present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

(o) Action at Meeting. Every act or decision done or made by a majority of the Managers present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board unless a greater number is required by law or by this Agreement.

(p) Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, if all of the members of the Board consent to the action in writing or by electronic transmission and the written consents and hard copies of the electronic transmissions are filed with the minutes of the proceedings of the Board.

7.05. Interpretation of Certain Rights and Duties of Members, Managers and Officers. To the fullest extent permitted by the Act and other applicable law:

(a) the Members’ and Managers’ respective obligations to each other and to the Company are limited to the express obligations set forth in this Agreement;

(b) no Member, in its capacity as such, shall have any fiduciary or similar duties or obligations to the Company or any Member or Manager, whether express or implied by the Act or any other law, in each case subject only to the implied contractual covenant of good faith and fair dealing. The Managers shall have the same fiduciary obligations and duties as comparable directors of a Delaware corporation and in all cases shall conduct the business of the Company and execute their duties and obligations in good faith and in the manner that each reasonably believes to be in the best interests of the Company. Notwithstanding the foregoing, the provisions of this Section 7.05(b) shall have no effect on the terms of any relationship, agreement or arrangement between any Manager and the Member appointing such Manager;

(c) subject to Section 7.05(b), each Member and Manager may, with respect to any vote, consent or approval that it is entitled to grant or withhold pursuant to this Agreement, grant or withhold such vote, consent or approval in its sole and absolute discretion, with or without cause, and subject to such conditions as it shall deem appropriate;

(d) for the avoidance of doubt, no Member shall be entitled to appraisal rights for any reason with respect to any Units; and

(e) the Managers shall act in good faith with regards to all Members and Unit holders and shall endeavor to disclose to the other Managers material information relating to the Company and its business that with reasonable business judgment may have or may reasonably be expected to have a material effect on the Company.

7.06. Exculpation and Indemnification.

(a) No Manager shall have any liability to the Company, any Member or any other Manager for any loss suffered by the Company that arises out of any action or inaction of such Manager if such course of conduct did not constitute gross negligence or willful misconduct of such Manager. The provisions of this Section 7.06(a) shall have no effect on the terms of any relationship, agreement or arrangement between any Manager and the Member appointing such Manager or on the terms of any relationship, agreement or arrangement between any Manager as an Officer and the Company.

(b) No Officer shall have any liability to the Company, any Member or any Manager for any loss suffered by the Company that arises out of any action or inaction of the Officer if (i) such Officer acted or omitted to act in the good faith and reasonable belief that such course of conduct was in the best interests of the Company, (ii) such course of conduct did not constitute gross negligence or willful misconduct of the Officer and (iii) such course of conduct did not constitute a breach or violation of any agreement between the Officer and the Company.

(c) The Company shall, to the fullest extent permitted by applicable law, indemnify each individual who is or was, or has agreed to become, a Manager or Officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer, manager or trustee of, or in a similar capacity with, a corporation, partnership, another limited liability company, joint venture, trust or other enterprise (including any employee benefit plan) (each such individual being referred to hereafter as an “Indemnitee”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of his or her status as an Indemnitee, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of an Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, provided that the applicable standards of conduct set forth in this Agreement are complied with by such Indemnitee.

(d) As a condition precedent to the Indemnitee’s right to be indemnified, the Indemnitee must notify the Company in writing as soon as practicable of any action, suit, proceeding or investigation involving him or her for which indemnity hereunder will or could be sought. With respect to any action, suit, proceeding or investigation of which the Company is so notified, the Company will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee.

(e) In the event that the Company does not assume the defense of any action, suit, proceeding or investigation of which the Company receives notice under this Section 7.06, the Company shall pay in advance of the final disposition of such matter any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Company as authorized in this Section 7.06, which undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment; and further provided that no such advancement of expenses shall be made if it is determined, (i) in the case of an Indemnitee indemnified hereunder in his or her capacity as an Officer, that (A) the Indemnitee did not act or omit to act in the good faith and reasonable belief that such course of conduct was in the best interests of the Company, (B) the Indemnitee’s course of conduct constituted gross negligence or willful misconduct of the Indemnitee or (C) with respect to any criminal action or proceeding, the Indemnitee had reasonable cause to believe his conduct was unlawful, or (ii) in the case of an Indemnitee indemnified hereunder in his or her capacity as a Manager, that (A) the Indemnitee’s course of conduct constituted gross negligence or willful misconduct of the Indemnitee or (B) with respect to any criminal action or proceeding, the Indemnitee had reasonable cause to believe his conduct was unlawful.

(f) The Company shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Company makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Company to the extent of such insurance reimbursement.

(g) All determinations hereunder as to the entitlement of an Indemnitee to indemnification or advancement of expenses shall be made in each instance by (i) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Company), or (ii) a court of competent jurisdiction.

(h) The indemnification rights provided in this Section 7.06: (i) shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under any law, agreement or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of the Indemnitees.

(i) Subject to Section 7.02, the Company may, to the extent authorized from time to time by the Board, grant indemnification rights to other employees or agents of the Company or other individuals serving the Company and such rights may be equivalent to, or greater or less than, those set forth in this Section 7.06.

(j) Any indemnification to be provided hereunder may be provided although the individual to be indemnified is no longer a Manager or Officer.

(k) Notwithstanding anything to the contrary in this Section 7.06 or elsewhere in this Agreement, no Person shall be indemnified hereunder for any losses, liabilities or expenses arising from or out of a violation of federal or state securities laws or any other intentional or criminal wrongdoing or any breach of an employment agreement with the Company. Any indemnity under this Section 7.06 shall be paid from, and only to the extent of, Company assets, and no Member shall have any personal liability on account thereof in the absence of a separate written agreement to the contrary.

(l) Notwithstanding anything to the contrary in this Section 7.06 or elsewhere in this Agreement, the Company shall not be obligated to indemnify or advance expenses of any Indemnitee in connection with any civil or criminal action, suit or proceeding (including any action, suit or proceeding by or in the right of the Company) initiated by such Indemnitee unless (i) the action, suit, or proceeding was authorized by the Board or (ii) in the case of indemnification, such action, suit or proceeding is to enforce rights to indemnification under this Agreement or any written agreement between an Indemnitee and the Company.

7.07. Officers.

(a) Appointment. The officers of the Company (the “Officers”) shall consist of a Chief Executive Officer, a Chief Financial Officer, and such other Officers with such other titles as the Board shall from time to time determine. The initial Officers are listed on Schedule A attached hereto.

(b) Qualification. No Officer need be a Manager or a Member. Any two or more offices may be held by the same individual.

(c) Tenure. Except as otherwise provided by law or by this Agreement, each Officer designated by the Board shall hold office until his death, resignation or removal by the Board, unless a different term is specified in the action of the Board designating him. Any Officer may resign by delivering his written resignation to the Board. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any Officer may be removed at any time, with or without cause, by the Board. Except as the Board may otherwise determine, no Officer who resigns or is removed shall have any right to any compensation as an Officer for any period following his resignation or removal, or any right to damages on account of such removal, whether his compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Company.

(d) Vacancies. The Board may fill any vacancy occurring in any office for any reason and may leave unfilled for such period as it may determine any such other office.

(e) Compensation. Officers shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time in writing by the Board.

(f) Officers Generally. Those Officers with titles expressly referenced in the DGCL or customarily used in corporations organized under the DGCL, in their respective capacities as such, shall, unless otherwise provided herein or determined by the Board, have the statutory and customary rights, powers, authority, duties and responsibilities of officers with similar titles of a for-profit stock corporation organized and existing under the DGCL. Without limiting the generality of the foregoing, without the approval of the Board or, to the extent required hereby or by non-waivable provisions of applicable law, of the Members, no Officer shall have any right, power or authority to cause the Company to enter into any transaction or to take any other action that would, if the Company were a for-profit stock corporation organized and existing under the DGCL, require a vote or other approval of the board of directors or the stockholders of such corporation. The Members and the Board hereby delegate to each Officer rights, powers and authority with respect to the management of the business and affairs of the Company as may be necessary or advisable to effect the provisions of this Section 7.07(f). Officers shall be entitled to such salaries, compensation or reimbursement (if any) as shall be fixed or allowed from time to time by the Board. The Officers shall have the same fiduciary obligations and duties as comparable officers of a Delaware corporation and in all cases shall conduct the business of the Company and execute their duties and obligations in good faith and in the manner that he reasonably believes to be in the best interests of the Company.

(g) Chief Executive Officer. The Chief Executive Officer shall, subject to the direction of the Board, have general charge and supervision of the day-to-day business of the Company. The Chief Executive Officer shall perform such other duties and possess such other powers as the Board may from time to time prescribe.

(h) Chief Financial Officer. The Chief Financial Officer shall perform such duties and possess such powers as the Board may from time to time prescribe. In addition, the Chief Financial Officer shall perform such duties and possess such powers as are customarily incident to the office of chief financial officer in a corporation organized under the DGCL, including to render as required by the Board or otherwise pursuant to the provisions of this Agreement statements of financial transactions and of the financial condition of the Company.

7.08. Freedom of Action.

(a) General. Except as set forth in Section 7.08(c)(iv), each Heska Manager, Heska (in its capacity as a Member), their Affiliates, and their respective employees, officers, directors, stockholders, members, managers, trustees, partners, agents and representatives (collectively, the “Permitted Persons”) may have other business interests and may engage in any business or activity whatsoever, for its own account, or in partnership with, or as an employee, officer, director, stockholder, member, manager, trustee, partner, agent or representative of, any other Person, and no Permitted Person shall be required to devote its entire time, or any particular portion of its time to the business of the Company. No Permitted Person shall have any obligation hereunder to present any business opportunity to the Company, and no Permitted Person shall be liable to the Company or any Member (or any Affiliate thereof) for breach of any fiduciary or other duty, by reason of the fact that the Permitted Person pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company.

(b) Founder Restrictions. Until the consummation of the transactions contemplated by the Cuattro 12-Month Call Option, the Cuattro 18-Month Call Option, the Heska 12-Month Put Option, the Heska 18-Month Put Option, or the Cuattro Control Put Option, the Founder covenants and agrees as follows:

(i) For a period of two (2) years from the Agreement Date, Founder shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage, anywhere in the United States of America, in any veterinary business, or in developing, selling, manufacturing, distributing or marketing any veterinary product or veterinary service, that competes directly in a material way, or is reasonably likely to compete directly in a material way, with the Company.

(ii) For a period of two (2) years from the Agreement Date, Founder shall not (A) hire or attempt to hire any individual who is then or was within the prior 6 months an employee of the Company, (each a “Restricted Employee”), (B) assist in such hiring by any Person, (C) encourage any Restricted Employee to terminate his or her relationship with the Company, or (D) solicit or encourage any customer or vendor of the Company to terminate or diminish its relationship with the Company, or, in the case of a customer, to conduct with any Person any business or activity that such customer conducts or could conduct with the Company.

(iii) Such Founder acknowledges and agrees that he shall not make any false, disparaging or derogatory statements to any media outlet, industry group, client, customer, financial institution or current or former employee or director of, or consultant to, the Company or Heska (A) regarding the Company, Heska, any Affiliate of the Company or Heska, or any of the directors, officers, employees, agents or representatives of the Company, Heska or any of their respective Affiliates or (B) about the business affairs and financial condition of the Company, Heska or any of their respective Affiliates.

(iv) The parties acknowledge that each of the covenants in this Section 7.08(b) is intended to be separate and independent.

(v) In order to induce Heska to execute and deliver this Agreement and close on the transactions contemplated by the Purchase Agreement, the Founder agrees to be bound by the covenants in this Section 7.08(b).

(vi) The Founder acknowledges and agrees that the duration and geographic scope of these restrictions are fair and reasonable in light of the nature of the respective businesses of the Company and Heska, the consideration to be received by the Company and Affiliates of the Founder pursuant to the Purchase Agreement, the consideration to be received by such Founder and his Affiliates from Heska in any purchase and sale under Section 9.05 and such Founder’s role as a Manager or Officer of the Company, as applicable, and are necessitated by legitimate business needs and acknowledges that these restrictions will not prevent him from earning a living in other businesses or geographies.

(vii) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.08(b) is invalid or unenforceable for any reason, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The Founder further acknowledges that Heska and the Company will be entitled (without posting bond or other security) to injunctive or other equitable relief, as deemed appropriate by any such court or tribunal, to prevent a breach of its or his obligations set forth in this Section 7.08(b). The obligations under this Section 7.08(b) shall terminate on the expiration or termination of this Agreement.

(viii) Founder shall not be required to devote his entire time, or any particular portion of his time to the business of the Company. Founder shall not have any obligation hereunder to present any business opportunity to the Company, and shall not be liable to the Company or any Member (or any Affiliate thereof) for breach of any fiduciary or other duty, by reason of the fact that the Founder pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company; provided, that until the exercise of the Cuattro Performance Put Option or the Heska Performance Call Option, the Founder shall not commercialize any such business opportunity so that it competes directly in a material way, or is reasonably likely to compete directly in a material way, with the Company.

(ix) Subject to any other written agreement in effect from time to time between the Founder and the Company, Heska or their Affiliates, and Section 7.08(b)(viii), Founder has, as of the date of this Agreement, and shall continue to have in the future, business interests that require his time, resources, and attention, including Cuattro, Cuattro Medical, LLC, a Delaware limited liability company, Cuattro Software, LLC, a Delaware limited liability company and Cuattro Veterinary, LLC, a Delaware limited liability company, each having its own business purpose, capital structure, assets, liabilities, rights, and opportunities.

(c) Heska Restrictions. Heska covenants and agrees as follows:

(i) Until the consummation of the transactions contemplated by the Cuattro 12-Month Call Option, the Cuattro 18-Month Call Option, the Heska 12-Month Put Option, the Heska 18-Month Put Option, or the Cuattro Control Put Option, Heska shall not pledge any of the Units held by it (other than with respect to financing existing on the Agreement Date and any replacement institutional financing, or any refunding, refinancings, extensions or modifications thereof)(the “Permitted Debt”), or create non-trade debt with respect to, or grant a security interest in (other than securing Permitted Debt), the assets of the Company without the prior written consent of the Founder Manager, which consent shall not be unreasonably withheld, delayed or conditioned.

(ii) For so long as any indebtedness for borrowed money is owed by Heska or an Affiliate of Heska to the Company, Heska shall not (A) pay any cash dividends with respect to outstanding shares of the Common Stock of Heska in excess of an amount equal to (i) the cash on Heska’s balance sheet at the date of such transaction, less (ii) the then outstanding principal of such indebtedness to the Company the (“Available Cash”), or (B) redeem or repurchase any outstanding shares of the Common Stock of Heska (except for acquisitions of such Common Stock by Heska in accordance with (1) this Agreement, and (2) outstanding agreements between Heska and its employees or consultants) in an amount in excess of an amount equal to the Available Cash.

(iii) Until the Cuattro Performance Put Option or the Heska Performance Call Option is exercised, Heska shall not, and shall not cause the Company to, terminate the employment of either Steve Asakowicz or Rod Lippincott without cause (as such term is defined in any then current written employment agreement between the Company, on the one hand, and any of such executives, on the other hand, as applicable) without the prior written consent of the Founder Manager, which consent shall not be unreasonably withheld, delayed or conditioned.

(iv) Until the exercise of the Cuattro Performance Put Option or the Heska Performance Call Option, Heska shall not directly, whether as owner, partner, investor, consultant, agent, co-venturer or otherwise, engage, anywhere in the United States of America, in developing, selling, manufacturing, distributing or marketing any veterinary product or veterinary service, that competes directly in a material way, or is reasonably likely to compete directly in a material way, with the Company.

(d) Contracts with Members, Managers and Officers. Subject to Section 7.02 and Section 7.12, the Company or any of its Subsidiaries may engage in business with, or enter into one or more agreements, leases, contracts or other arrangements for the furnishing to or by it of goods, services, technology or space with, any Member, Manager or Officer, or an Affiliate of any Member, Manager or Officer, and may pay compensation in connection with such business, goods, services, technology or space; provided, however, that if such action or payment can be reasonably anticipated to reduce Operating Revenue or Operating Income, such action shall require the unanimous consent of the Board.

7.09. Members. Any action required or permitted to be taken by Members pursuant to this Agreement (including pursuant to any provision of this Agreement that requires the consent or approval of Members) may be taken without a meeting, by a consent in writing, setting forth the action so taken, which consent shall be signed by all the Members.

7.10. Product Line Extensions. Heska and the Founder intend to consider the feasibility and advisability of seeking to acquire, license, develop, or otherwise add practice management software, and ancillary billing, distribution, and services, to the products of the Company. If the Board decides to add practice management software to the Products of the Company, then the financial results arising from any such products and services shall be included in the Company’s Operating Revenue and Operating Income on the terms and conditions set forth in this Agreement. If the Board decides to not add practice management software to the Products of the Company, that line of business shall not be added to another Heska affiliate prior to January 1, 2018.

7.11. Enforcement of Certain Rights of the Company. Notwithstanding anything to the contrary herein, the Members and Managers acknowledge and agree that with respect to any contract, agreement or transaction (including any Ancillary Document) between the Company or any of its Subsidiaries, on the one hand, and a Founder or any of his Affiliates, on the other hand (each, a “Related Party Matter”), the Heska Managers shall have full power and authority, without the consent or approval of any other Manager, subject to the express terms and conditions of this Agreement, to (i) direct the exercise of all rights and remedies, if any, which may be available to the Company or any of its Subsidiaries, from time to time, with respect to any such Related Party Matter, and (ii) direct the exercise of all review, inspection, consent, waiver, approval, extension and renewal rights that may be available to the Company or any of its Subsidiaries from time to time with respect to any such Related Party Matter that is a contract.

7.12. Other. In addition to the other requirements in this Agreement, the Company shall (a) develop, maintain and comply with appropriate policies and procedures reasonably satisfactory to Heska; (b) the Company shall not be entitled to use any names or trademarks owned by Heska or any of its Affiliates without Heska’s prior written consent; (c) provide prompt written notice to Heska of any actual or threatened material claim, dispute, litigation, arbitration, investigation or other proceeding involving the Company or any of its Affiliates or, to the extent relating to or impacting the business of the Company, their respective officers, directors, managers, partners or employees (each a “Proceeding”); (d) promptly keep Heska apprised as to all material developments in all Proceedings; (e) coordinate with Heska with respect to the defense or prosecution of all Proceedings, including the reasonable approval by Heska of counsel for the Company for each Proceeding; or (f) if reasonably requested by Heska, allow Heska to control and direct the defense or prosecution of any Proceeding (as applicable).

ARTICLE VIII

FISCAL MATTERS

8.01. Books and Records. The Company shall maintain complete and accurate books and records of the Company, which shall be maintained and be available, in addition to any documents and information required to be furnished to the Members under the Act, at the office of the Company for examination and copying by the Members, or his, her or its duly authorized representative, at its reasonable request and at its expense during ordinary business hours. Except as specifically provided in this Section 8.01 or required by non-waivable provisions of applicable law, no Member shall have any right to examine or copy any of the books and records of the Company. Notwithstanding the foregoing sentence or any other provision of this Agreement, Heska and the Founder and Founder Manager shall have access to and the right to examine and copy the books and records of the Company.

8.02. Reports.

(a) The Company shall prepare, or shall cause to be prepared, as soon as practicable after the end of each fiscal year of the Company, and in any event on or before the 90th day thereafter, a balance sheet, an income statement, a statement of cash flows and a statement of changes in each Member’s capital for, or as of the end of, such year. These financial statements shall be prepared in accordance with GAAP and, if requested by Heska, shall be accompanied by an audit report of the Company Auditor certifying the statements and stating that their examination was made in accordance with the generally accepted auditing standards.

(b) The Company shall also prepare and provide to each of the Managers, as soon as practicable after the end of each calendar month and in any event on or before the 15th day thereafter, an unaudited balance sheet, an income statement, a statement of cash flows and a statement of changes in each Member’s capital for, or as of the end of, (x) such month and (y) the portion of the then current fiscal year of the Company ending at the end of such month, in each case prepared on a consistent basis with the year-end audited financial statements, including all material adjustments consisting of normal recurring adjustments necessary to fairly present such financial statements.

(c) The Company shall also, within 120 days or such other time as reasonably requested by a Member after the end of each fiscal year, furnish all Members with such good faith estimated information as may be needed to enable the Members to file their estimated federal income tax returns and any required estimated state income tax return. The Parties understand that such information so provided by the Company shall be a good faith estimate. The Company will use reasonable commercial efforts to, within 270 days after the end of each fiscal year, furnish all Members with such information as may be needed to enable the Members to file their federal income tax returns and any required state income tax return.

(d) The Company shall bear the cost of all reports to be provided pursuant to Sections 8.02(b) or 8.02(c). Heska shall bear the cost of all reports to be provided pursuant to Section 8.02(a); provided, however, that for each report provided pursuant to Section 8.02(a), the Company shall reimburse Heska for the estimated cost of preparation of reviewed financial statements for the corresponding period, as estimated in good faith by Heska.

8.03. Bank Accounts. The Company shall be responsible for maintaining one or more accounts in one or more banks or other financial institutions, which accounts shall be used for the payment of the expenditures incurred by the Company in connection with its business, and in which shall be deposited any and all cash receipts of the Company. All deposits and funds not needed for the operation of the Company may be invested in short-term investments, including securities issued or fully guaranteed by United States government agencies, certificates of deposit of banks, bank repurchase agreements covering the securities of the United States government, commercial paper rated A or better by Moody’s Investors Services, Inc., money market funds, interest-bearing time deposits in banks and thrift institutions and such other similar investments as the Board may approve. All such amounts shall be and remain the property of the Company, and shall be received, held and disbursed by the Board for the purposes specified in this Agreement. There shall not be deposited in any of said accounts any funds other than funds belonging to the Company, and no other funds shall in any way be commingled with such funds. Withdrawals from any Company bank or similar account shall be made and any other activity conducted on such signature or signatures as shall be approved by the Board.

8.04. Fiscal Year. The fiscal year of the Company shall end on December 31 of each year.

8.05. Tax Matters Partner. For all taxable years beginning after Heska becomes a Member of the Company, Heska shall serve as the “tax matters partner” of the Company. For all years ending prior to Heska becoming a Member, Kevin S. Wilson shall be the tax matters partner. If at any time such Person is not eligible under the Code to serve, or refuses to serve, as the tax matters partner, another Member shall be designated by the Board to serve as the tax matters partner. The tax matters partner is hereby authorized to and shall perform all duties of a tax matters partner under the Code and shall serve as tax matters partner until his, her or its resignation or until the designation of his, her or its successor, whichever occurs sooner.

8.06. Confidentiality.

(a) For purposes of this Agreement, “Information” means information disclosed by the Company or a Member (the “Disclosing Party”) to any other Member or the Company (the “Receiving Party”). The Receiving Party agrees to maintain the Information in confidence with the same degree of care it holds its own confidential information (but in any event not less than reasonable care). A Receiving Party may only disclose Information to its Representatives (as defined hereinafter) on a need-to-know basis, and only to those of such Representatives whom shall have agreed to abide by the non-disclosure and non-use provisions in this Section 8.06. Each Receiving Party that is a Member agrees that he, she or it will not use for any purpose, other than to monitor its investment in the Company, any Information, and the Company agrees not to use for any purpose not expressly authorized by the Disclosing Party, any Information. The term “Representative” includes a Person’s Affiliates, parents, Subsidiaries, directors, officers, employees, consultants, advisors, agents (including financial advisors, counsel, and accountants) or controlling persons of the Person and Representatives of any such Affiliates, parents, Subsidiaries, consultants, advisors or agents; provided, however, that a Member is not a Representative of the Company. The obligations set forth in this Section 8.06(a) shall survive indefinitely (including after a Member ceases to hold any equity interest in the Company) but shall not apply to: (i) any Information that was already lawfully in the Receiving Party’s possession free, to the knowledge of the Receiving Party, from any confidentiality obligation to the Disclosing Party at the time of receipt from the Disclosing Party; (ii) any Information that is, now or in the future, public knowledge through no act or omission in breach of this Agreement by the Receiving Party; (iii) any Information that was lawfully obtained from a third party having, to the knowledge of the Receiving Party, the right to disclose it free from any obligation of confidentiality; (iv) any Information that was independently developed by the Receiving Party prior to disclosure to it pursuant hereto and without recourse to or reliance upon Information disclosed to it pursuant hereto as established by its written records or other competent evidence, (v) disclosures which are, in the opinion of the Receiving Party after consultation with counsel, required to be made by applicable laws and regulations, stock market or exchange requirements or the rules of any self-regulatory organization having jurisdiction, (vi) disclosures required to be made pursuant to an order, subpoena or legal process or (vii) disclosures reasonably necessary for the conduct of any litigation or arbitral proceeding among the Members (and their respective Representatives) and/or the Company.

(b) The Company shall not, and shall cause its Representatives not to disclose any Information of a Member to any other Member without the prior written approval of the disclosing Member.

(c) A Member shall be free, in its own discretion, to share Information of such Member to other Members without the approval of the Company.

(d) Notwithstanding the foregoing provisions of this Section 8.06, Heska may disclose the terms of this Agreement in connection with due diligence of Heska or any subsidiary of Heska undertaken in connection with a prospective investment in, loan to or other incurrence of indebtedness by, or a business combination involving the Heska Parent or any such Subsidiary or any prospective transaction, subject to a customary confidentiality agreement.

ARTICLE IX

TRANSFERS OF UNITS AND ADMISSION OF ADDITIONAL MEMBERS

9.01. General Restrictions on Transfer; Permitted Transfers.

(a) For purposes of this Article IX, the term “Units” includes any Other Securities.

(b) Except as otherwise provided elsewhere in this Agreement, no Member may Transfer all or any part of the Units held by it to any Person except in compliance with the provisions of this Article IX. Any Transfer or attempted Transfer in contravention of the foregoing sentence or any other provision of this Agreement shall be null and void ab initio and ineffective to Transfer any Units, or any interest therein, and shall not bind, or be recognized by, or on the books of, the Company, and any transferee in such transaction shall not, to the maximum extent permitted by applicable law, be or be treated as or deemed to be a Member (or an assignee within the meaning of Section 18-702 of the Act) for any purpose.

(c) Subject to compliance in all instances with Section 9.02:

(i) Heska may, at any time, Transfer all or any portion of its Units to an Affiliate. Heska may, at any time, Transfer all or any portion of its Units to any third party that is not an Affiliate of Heska (A) pursuant to the consummation of any Heska Change in Control, (B) in connection with a sale or other disposition of equity or assets of the Heska business unit or segment of which the Company is a part, (C) with respect to a pledge of such Units in connection with Permitted Debt, or (D) upon the prior written consent of the Founder Manager, which consent shall not be unreasonably withheld, delayed or conditioned.

(ii) A Continuing Members may Transfer or be required to Transfer all or any portion of his or her or its Units pursuant to Section 9.05.

(iii) Heska may Transfer or be required to Transfer all or any portion of its Units pursuant to Section 9.05.

(iv) Shawna M. Wilson and Founder may Transfer all or any portion of their respective Units to Cuattro, The Wilson Family Trust, trusts established for the benefit of their then current minor dependents, or to any Affiliates of such entities.

(v) Other than as permitted by clauses (i) through (iv) of this Section 9.01(b), no Member may Transfer any of its Units without the prior written consent of the Board.

9.02. Agreement to Be Bound; Recognition of Transfers.

(a) Notwithstanding anything to the contrary contained in this Agreement, no Member may Transfer any Units to any transferee as permitted by this Agreement (a “Permitted Transferee”) unless such Permitted Transferee agrees in writing to be bound by the terms of this Agreement, to the same extent, and in the same manner, as the Member proposing to Transfer such Units, which writing shall be in substantially the form and substance set forth on Exhibit B and shall include the address of such Permitted Transferee to which notices given pursuant to this Agreement may be sent. Further, no Member may Transfer any Units to any such Permitted Transferee unless, if such Permitted Transferee is a married individual, the spouse of such Permitted Transferee shall execute Schedule C hereto consenting to the terms of this Agreement.

(b) The Company shall not be required to recognize any Transfer of Units until the instrument conveying such Units, in substantially the form and substance set forth on Exhibit C, has been delivered to the Company at its principal office for recordation on the books of the Company and the transferring Member or Permitted Transferee has paid all costs and expenses of the Company in connection with such Transfer. The Company shall be entitled to treat the record owner of any Units as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as the instrument conveying such Units, in form and substance reasonably satisfactory to the Company, has been received and accepted by the Company and recorded on the books of the Company.

(c) Notwithstanding anything to the contrary contained in this Agreement, no Transfer of Units by a Member shall be made without prior unanimous approval thereof by the Board if the Company is advised by its counsel that such assignment (i) may not be effected without registration under the Securities Act, (ii) would result in the violation of any applicable state securities laws, (iii) would require the Company to register as an investment company under the Investment Company Act of 1940, as amended, or modify the exemption from such registration upon which the Company has chosen to rely, (iv) would require the Company to register as an investment adviser under state or federal securities laws, (v) would result in a termination of the Company under Section 708 of the Code or (vi) would result in the treatment of the Company as an association taxable as a corporation or as a “publicly-traded limited partnership” for tax purposes.

(d) Notwithstanding anything in this Agreement to the contrary, no Transfer of Units shall be made without the prior written unanimous consent of the Board while a Cuattro 12-Month Call Option, Cuattro 18-Month Call Option, Heska 12-Month Put Option, or Heska 18-Month Put Option is exercisable.

9.03. Additional Members. Any Permitted Transferee acquiring one or more Units from the Company or from another Member in accordance with this Agreement shall, unless the acquiring Permitted Transferee is an existing Member immediately prior to such acquisition, be deemed to have been admitted to the Company as a Member, automatically and with no further action being necessary by the Board, the Members or any other Person, by virtue of, and upon the consummation of, such acquisition of Units and compliance with Section 9.02.

9.04. Unit Register. In connection with any Transfer of Units made in accordance with this Article IX, the Unit Register shall be amended to reflect such Transfer (and, to the extent necessary, the admission of each additional Member (if any) to the Company), and any such amendment may be effected by any one or more Officers without any vote, consent, approval or other action of the Board or the Members.

9.05. Put / Call Options.

(a) Member Representative. For the purposes of this Section 9.05, the Continuing Members hereby appoint, as of the date of this Agreement with retroactive effect if necessary, Cuattro, as the representative of the Continuing Members as described in this Section 9.05(a) and elsewhere in this Agreement (in such capacity, the “Member Representative”). The Member Representative is designated as the attorney-in-fact and agent for and on behalf of each Continuing Member and their respective heirs, successors and assigns with respect to the rights and obligations under this Section 9.05 and the taking by the Member Representative of any and all actions and the making of any decisions required or permitted to be taken by the Member Representative under this Section 9.05. The Member Representative shall have no authority or power to act on behalf of the Company. The Member Representative shall have authority and power to act on behalf of the Continuing Members with respect to the exercise or performance of all rights or obligations arising under this Section 9.05. The Continuing Members shall be bound by all actions taken and documents executed by the Member Representative in connection with this Section 9.05, and Heska and the Company shall be entitled to rely on any action or decision of the Member Representative. Without limiting the generality of the foregoing, the Member Representative shall have full power and authority to interpret all the terms and provisions of this Agreement on behalf of all the Continuing Members and their respective heirs, successors and assigns.

The Continuing Members hereby appoint and constitute the Member Representative the true and lawful attorney-in-fact of the Continuing Members, with full power in their name and on their behalf to act according to the terms of this Agreement to do all things and to perform all acts including exercising any right or performing any obligation under this Section 9.05 and execute and deliver any agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement. This power of attorney is coupled with an interest and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated or affected by subsequent disability or incapacity of any Continuing Member or by any act of any Continuing Member or by operation of law, whether by such person’s death, disability, protective supervision or any other event. Without limiting the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Continuing Member shall be deemed to have waived and renounced its, his or her right to renounce this power of attorney unilaterally. Each Continuing Member shall be deemed to have waived any and all defenses that may be available to contest, negate or disaffirm the action of the Member Representative taken in good faith under this Agreement. Notwithstanding the power of attorney granted in this Section 9.05, no agreement, instrument, acknowledgement or other act or document shall be ineffective (against the Continuing Member signing such instrument) solely by reason of a Continuing Member (instead of the Member Representative) having signed or given the same directly.

The provisions of this Section 9.05(a) shall in no way impose any obligations on Heska or the Company. In particular, Heska and the Company shall be fully protected in relying upon and shall be entitled to rely upon, and shall have no liability to any of the Continuing Members with respect to actions, decisions or determinations of the Member Representative. Heska and the Company shall be entitled to assume that all actions, decisions and determinations of the Member Representative are fully authorized.

At any time during the term of this Agreement, a majority-in-interest of the Continuing Members may, by written consent, remove and replace the Member Representative. The newly appointed Member Representative shall deliver notice of his or her appointment and copies of such consents to the Company and Heska as soon as practicable. Such appointment will be effective upon the later of the date indicated in the consent or the date such notice is received by the Company and Heska. In the event that the Member Representative dissolves, resigns as such or becomes unable or unwilling to continue in its capacity as Member Representative, a majority-in-interest of the Continuing Members shall, by written consent, appoint a new Member Representative. The newly appointed Member Representative shall deliver notice of his or her appointment to the Company and Heska as soon as practicable. Such appointment will be effective upon the later of the date indicated in the consent or the date such notice is received by the Company and Heska.

(b) Cuattro 12-Month Call Option. Commencing on the date hereof and ending on the 12-month anniversary of the date hereof (the “Cuattro 12-Month Call Period”), the Member Representative, shall have the right, but not the obligation, to cause Heska to sell to the Founder or the Founder’s designee(s) all, but not less than all, of the Units owned by Heska, subject to the provisions of this Section 9.05(b) (the “Cuattro 12-Month Call Option”).

(i) If the Member Representative desires to exercise the Cuattro 12-Month Call Option, it shall give written notice thereof to Heska at any time during the Cuattro 12-Month Call Period (the “Cuattro 12-Month Call Notice”), which shall form a legally valid and binding contract between the Founder or the Founder’s designee(s) and Heska for the purchase and sale of all Units owned by Heska as of the date of the closing of the Cuattro 12-Month Call Option (the “Cuattro 12-Month Call Units”) on the terms and conditions hereof. The Cuattro 12-Month Call Notice shall specify (A) the date thereof, (B) a calculation of the Cuattro 12-Month Call Unit Price, (C) the allocation, as determined in the reasonable discretion of the Member Representative, of the portion of the Cuattro 12-Month Call Unit Price to be payable in cash and the portion to be payable in Heska Common Stock, and (D) the Person(s) purchasing the Units.

(ii) Pursuant to the Cuattro 12-Month Call Option, Heska shall sell and the Founder or the Founder’s designee(s) shall purchase the Cuattro 12-Month Call Units at a price per Unit equal to the Purchase Agreement Price, multiplied by 1.30 (the “Cuattro 12-Month Call Unit Price”). The Cuattro 12-Month Call Unit Price shall be payable to Heska in any combination of cash (in immediately available funds) and Heska Common Stock (subject to the Heska Common Stock Conditions), in the proportions specified in the Cuattro 12-Month Call Notice.

(iii) The Member Representative and Heska shall take or cause to be taken all actions reasonably necessary or advisable to close the purchase and sale of the Cuattro 12-Month Call Units, and Cuattro 12-Month Call Unit Price shall be paid and delivered by the Member Representative to Heska, no later than 120 days after the date of the Cuattro 12-Month Call Notice.

(c) Cuattro 18-Month Call Option. Commencing on the date immediately following the expiration of the Cuattro 12-Month Call Period and ending on the 18-month anniversary of the date hereof (the “Cuattro 18-Month Call Period”), the Member Representative shall have the right, but not the obligation, to cause Heska to sell to the Founder or the Founder’s designee(s), all, but not less than all, of the Units owned by Heska, subject to the provisions of this Section 9.05(c) (the “Cuattro 18-Month Call Option”).

(i) If the Member Representative desires to exercise the Cuattro 18-Month Call Option, it shall give written notice thereof to Heska at any time during the Cuattro 18-Month Call Period (the “Cuattro 18-Month Call Notice”), which shall form a legally valid and binding contract between the Founder or the Founder’s designee(s) and Heska for the purchase and sale of all Units owned by Heska as of the date of the closing of the Cuattro 18-Month Call Option (the “Cuattro 18-Month Call Units”) on the terms and conditions hereof. The Cuattro 18-Month Call Notice shall specify (A) the date thereof, (B) a calculation of the Cuattro 18-Month Call Unit Price, (C) the allocation, as determined in the reasonable discretion of the Member Representative, of the portion of the Cuattro 18-Month Call Unit Price to be payable in cash and the portion to be payable in Heska Common Stock, and (D) the Person(s) purchasing the Units.

(ii) Pursuant to the Cuattro 18-Month Call Option, Heska shall sell and the Founder or the Founder’s designee(s) shall purchase the Cuattro 18-Month Call Units at a price per Unit equal to the Purchase Agreement Price, multiplied by 1.45 (the “Cuattro 18-Month Call Unit Price”). The Cuattro 18-Month Call Unit Price shall be payable to Heska in any combination of cash (in immediately available funds) and Heska Common Stock (subject to the Heska Common Stock Conditions), in the proportions specified in the Cuattro 18-Month Call Notice.

(iii) The Member Representative and Heska shall take or cause to be taken all actions reasonably necessary or advisable to close the purchase and sale of the Cuattro 18-Month Call Units, and Cuattro 18-Month Call Unit Price shall be paid and delivered by the Member Representative to Heska, no later than 120 days after the date of the Cuattro 18-Month Call Notice.

(iv) If, for the fiscal year ended December 31, 2013, Operating Revenue is less than $11.25 million or Operating Income is less than $637,500 (as reflected in the corresponding Audit Report), then the Cuattro 18-Month Call Option shall be deemed to have expired as of December 31, 2013 and any exercise of the Cuattro 18-Month Call Option after December 31, 2013 shall be null and void.

(d) Heska 12-Month Put Option. Commencing on the date hereof and ending on the 12-month anniversary of the date hereof (the “Heska 12-Month Put Period”), Heska shall have the right, but not the obligation, to sell to the Founder or the Founder’s designee(s) all, but not less than all, of the Units owned by Heska, subject to the provisions of this Section 9.05(d) (the “Heska 12-Month Put Option”).

(i) If Heska desires to exercise the Heska 12-Month Put Option, it shall give written notice thereof to the Member Representative at any time during the Heska 12-Month Put Period (the “Heska 12-Month Put Notice”), which shall form a legally valid and binding contract between the Founder or the Founder’s designee(s), who shall be identified by the Member Representative to Heska in writing no later than 5 days after the date of the Heska 12-Month Put Notice, and Heska for the purchase and sale of all Units owned by Heska as of the date of the closing of the Heska 12-Month Put Option (the “Heska 12-Month Put Units”) on the terms and conditions hereof. The Heska 12-Month Put Notice shall specify (A) the date thereof and (B) a calculation of the Heska 12-Month Put Unit Price.

(ii) Pursuant to the Heska 12-Month Put Option, Heska shall sell and the Founder or the Founder’s designee(s) shall purchase the Heska 12-Month Put Units at a price per Unit equal to the Purchase Agreement Price, multiplied by 0.70 (the “Heska 12-Month Put Unit Price”). The Heska 12-Month Put Unit Price shall be payable to Heska in any combination of cash (in immediately available funds) and Heska Common Stock (subject to the Heska Common Stock Conditions).

(iii) The Member Representative and Heska shall take or cause to be taken all actions reasonably necessary or advisable to close the purchase and sale of the Heska 12-Month Put Units, and Heska 12-Month Put Unit Price shall be paid and delivered by the Founder or the Founder’s designee(s) to Heska, no later than 120 days after the date of the Heska 12-Month Put Notice.

(iv) Notwithstanding any provision hereof to the contrary; however, if during the period commencing on the date of exercise of the Heska 12-Month Put Option and ending on the 1-year anniversary of the exercise of the Heska 12-Month Put Option, Heska enters into a Change in Control Agreement (which is subsequently consummated) or consummates a Heska Change in Control otherwise than pursuant to a Change in Control Agreement, then the Continuing Members shall be entitled, ratably, to a payment from Heska in cash, in immediately available funds, on or before the 120th day after such consummation of a Heska Change in Control, equal to (A) the Cuattro Control Put Price, as determined under Section 9.05(h) as if the Cuattro Control Put Option was properly exercised immediately prior to the exercise of the Heska 12-Month Put Option, minus (B) the aggregate of the Heska 12-Month Put Unit Price previously paid to Heska pursuant to the Heska 12-Month Put Option.

(e) Heska 18-Month Put Option. Commencing on the date immediately following the expiration of the Heska 12-Month Put Period and ending on the 18-month anniversary of the date hereof (the “Heska 18-Month Put Period”), Heska shall have the right, but not the obligation, to sell to the Founder or the Founder’s designee(s), all, but not less than all, of the Units owned by Heska, subject to the provisions of this Section 9.05(e) (the “Heska 18-Month Put Option”).

(i) If Heska desires to exercise the Heska 18-Month Put Option, it shall give written notice thereof to the Member Representative at any time during the Heska 18-Month Put Period (the “Heska 18-Month Put Notice”), which shall form a legally valid and binding contract between the Founder or the Founder’s designee(s), who shall be identified by the Member Representative to Heska in writing no later than 5 days after the date of the Heska

18-Month Put Notice, and Heska for the purchase and sale of all Units owned by Heska as of the date of the closing of the Heska 18-Month Put Option (the “Heska 18-Month Put Units”) on the terms and conditions hereof. The Heska 18-Month Put Notice shall specify (A) the date thereof and (B) a calculation of the Heska 18-Month Put Unit Price.

(ii) Pursuant to the Heska 18-Month Put Option, Heska shall sell and the Founder or the Founder’s designee(s) shall purchase the Heska 18-Month Put Units at a price per Unit equal to the Purchase Agreement Price, multiplied by 0.55 (the “Heska 18-Month Put Unit Price”). The Heska 18-Month Put Unit Price shall be payable to Heska in any combination of cash (in immediately available funds) and Heska Common Stock (subject to the Heska Common Stock Conditions).

(iii) The Member Representative and Heska shall take or cause to be taken all actions reasonably necessary or advisable to close the purchase and sale of the Heska 18-Month Put Units, and Heska 18-Month Put Unit Price shall be paid and delivered by the Founder or the Founder’s designee(s) to Heska, no later than 120 days after the date of the Heska 18-Month Put Notice.

(iv) Notwithstanding any provision hereof to the contrary; however, if during the period commencing on the date of exercise of the Heska 18-Month Put Option and ending on the 1-year anniversary of the exercise of the Heska 18-Month Put Option, Heska enters into a Change in Control Agreement (which is subsequently consummated) or consummates a Heska Change in Control otherwise than pursuant to a Change in Control Agreement, then the Continuing Members shall be entitled, ratably, to a payment from Heska in cash, in immediately available funds, on or before the 120th day after such consummation of a Heska Change in Control, equal to (A) the Cuattro Control Put Price, as determined under Section 9.05(h) as if the Cuattro Control Put Option was properly exercised immediately prior to the exercise of the Heska 18-Month Put Option, minus (B) the aggregate of the Heska 18-Month Put Unit Price previously paid to Heska pursuant to the Heska 18-Month Put Option.

(f) Cuattro Performance Put Option. Commencing on the date the Company delivers to the Member Representative the Audit Report for each of the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017, respectively (each, as applicable, a “Performance Year”), and ending on the date that is 90 days thereafter (each, a “Cuattro Performance Put Period”), if such Audit Report provides that a Performance Condition A exists for such Performance Year, then the Member Representative shall have the right, but not the obligation, to sell to Heska all, or any part thereof, of the Units owned by the Continuing Members, subject to the provisions of this Section 9.05(f) (the “Cuattro Performance Put Option”).

(i) If the Member Representative desires to exercise the Cuattro Performance Put Option, it shall give written notice thereof to Heska at any time during a Cuattro Performance Put Period (the “Cuattro Performance Put Notice”). The Cuattro Performance Put Notice shall specify (A) the date thereof, (B) the total number of Units to be purchased by Heska (the “Cuattro Performance Put Units”), (C) each Continuing Member’s total number of Units to be purchased by Heska, and (D) a calculation of the Cuattro Performance Put Price. The Cuattro Performance Put Notice shall form a legally valid and binding contract between each of the Continuing Members identified therein and Heska for the purchase and sale of the Cuattro Performance Put Units identified for sale by each of the Continuing Members, on the terms and conditions hereof.

(ii) Pursuant to the Cuattro Performance Put Option and Cuattro Performance Put Notice, Heska shall purchase the Cuattro Performance Put Units for an aggregate purchase price (the “Cuattro Performance Put Price”) equal to the Option Price, multiplied by the Put Percentage; provided, that upon exercise of the Cuattro Performance Put Option with respect to all, but not less than all, of the Units owned by the Continuing Members, the Cuattro Performance Put Price shall be increased by an amount equal to 25% of the Company’s Cash on Hand at the end of the corresponding Performance Year (as reflected in the Audit Report), multiplied by the Put Percentage.

(iii) The Cuattro Performance Put Price shall be payable to the Continuing Members, in Heska’s sole and absolute discretion, in either (y) cash or, if the Share Delivery Price is equal to or greater than NASDAQ Official Close Price of Heska Common Stock at the Agreement Date, (z) cash and shares of Heska Common Stock; provided, that: (A) no more than 55% of the Cuattro Performance Put Price shall be comprised of Heska Common Stock; (B) the number of shares of Heska Common Stock to be paid shall not exceed the number of shares of Heska Common Stock that Heska may issue without stockholder approval pursuant to (1) federal securities laws and the rules and regulations promulgated thereunder, or (2) applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market, and (C) for the purpose of calculating the number of Heska Common Stock shares to be paid to the Continuing Members, the value of each share of Heska Common Stock shall be the Share Delivery Price.

(iv) The Member Representative and Heska shall take or cause to be taken all actions reasonably necessary or advisable to close the purchase and sale of the Cuattro Performance Put Units, and Cuattro Performance Put Price shall be paid and delivered by Heska to the Continuing Members, no later than 120 days after the date of the Cuattro Performance Put Notice.

(g) Heska Performance Call Option. Commencing on the date immediately after the expiration of a Cuattro Performance Put Period, and ending on the date that is 90 days thereafter (each, a “Heska Performance Call Period”), (y) if the Audit Report for the corresponding Performance Year finds that a Performance Condition B exists for such Performance Year, and (z) the Member Representative has not exercised a Cuattro Performance Put Option causing Heska to purchase all, but not less than all, of the Units owned by the Continuing Members, then Heska shall have the right, but not the obligation, to purchase from the Continuing Members all, but not less than all, of the Units owned by the Continuing Members (the “Heska Performance Call Units”), of each ratably in proportion to the Continuing Member Percentage, subject to the provisions of this Section 9.05(g) (the “Heska Performance Call Option”).

(i) If Heska desires to exercise the Heska Performance Call Option, it shall give written notice thereof to the Member Representative at any time during the Heska Performance Call Period (the “Heska Performance Call Notice”). The Heska Performance Call Notice shall specify (A) the date thereof and (B) a calculation of the Heska Performance Call Price. The Heska Performance Call Notice shall form a legally valid and binding contract between each of the Continuing Members and Heska for the purchase and sale of the Heska Performance Call Units on the terms and conditions hereof.

(ii) Pursuant to the Heska Performance Call Option, Heska shall purchase all of the Heska Performance Call Units for an aggregate purchase price (the “Heska Performance Call Price”) equal to the Option Price multiplied by 1.15; plus an amount equal to 25% of the Company’s Cash on Hand at the end of the corresponding Performance Year (as reflected in the Audit Report).

(iii) The Heska Performance Call Price shall be payable to the Continuing Members, in Heska’s sole and absolute discretion, in either (y) cash or, if the Share Delivery Price is equal to or greater than NASDAQ Official Close Price of Heska Common Stock at the Agreement Date, (z) cash and shares of Heska Common Stock; provided, that: (A) no more than 55% of the Heska Performance Call Price shall be comprised of Heska Common Stock; (B) the number of shares of Heska Common Stock to be paid shall not exceed the number of shares of Heska Common Stock that Heska may issue without stockholder approval pursuant to (1) federal securities laws and the rules and regulations promulgated thereunder, or (2) applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market, and (C) for the purpose of calculating the number of Heska Common Stock shares to be paid to the Continuing Members, the value of each share of Heska Common Stock shall be the Share Delivery Price.

(iv) The Member Representative and Heska shall take or cause to be taken all actions reasonably necessary or advisable to close the purchase and sale of the Heska Performance Call Units, and Heska Performance Call Price shall be paid and delivered by Heska to the Continuing Members, no later than 120 days after the date of the Heska Performance Call Notice.

(h) Cuattro Control Put Option. Upon the earlier of (x) entering into any definitive agreement to effect a Heska Change in Control (a “Change in Control Agreement”), or (y) consummation of any Heska Change in Control otherwise than pursuant to a Change in Control Agreement, Heska shall provide written notice thereof to the Member Representative (the “Heska Control Put Notice”). Commencing on the date of the Heska Control Put Notice and ending on the date that is 30 days thereafter (the “Cuattro Control Put Period”), the Member Representative shall have the right, but not the obligation, to sell to Heska all, but not less than all, of the Units owned by the Continuing Members (the “Cuattro Control Put Units”), ratably in proportion to the Continuing Member Percentage, subject to the provisions of this Section 9.05(h) (the “Cuattro Control Put Option”).

(i) If the Member Representative desires to exercise the Cuattro Control Put Option, it shall give written notice thereof to Heska at any time during the Cuattro Performance Put Period (the “Cuattro Control Put Notice”). The Cuattro Control Put Notice shall specify (A) the date thereof, (B) each Continuing Member’s pro rata portion of the total number of Units to be purchased by Heska, and (C) a calculation of the Cuattro Control Put Price. The Cuattro Control Put Notice shall form a legally valid and binding contract between each of the Continuing Members and Heska for the purchase and sale of the Cuattro Control Put Units on the terms and conditions hereof.

(ii) Pursuant to the Cuattro Control Put Option, Heska shall purchase the Cuattro Control Put Units for an aggregate purchase price equal to the Cuattro Control Put Price. The Cuattro Control Put Price shall be paid to the Continuing Members in cash in immediately available funds.

(iii) The Cuattro Control Put Price shall be paid to the Continuing Members no later than the consummation of a Heska Change in Control pursuant to a Change in Control Agreement or 30 days after consummation of a Heska Change in Control otherwise than pursuant to a Change in Control Agreement; provided, however, that if a Heska Change in Control contemplated by a Change in Control Agreement does not occur, then the corresponding Cuattro Control Put Option shall terminate and any prior exercise thereof shall be null and void.

(i) Disputable Amounts. The provisions set forth in this Section 9.05(i) shall apply for purposes of determining any of the following amounts pursuant to this Section 9.05: the Cuattro 12-Month Call Unit Price, the Cuattro 18-Month Call Unit Price, the Heska 12-Month Put Unit Price, the Heska 18-Month Put Unit Price, the Cuattro Performance Put Price, the Heska Performance Call Price, and the Cuattro Control Put Price (collectively, the “Disputable Amounts”).

(i) The party exercising any right to sell or purchase Units pursuant to this Section 9.05 (the “Exercising Party”), shall prepare, in good faith, the calculation of any Disputable Amount and provide such amount and describe in reasonably necessary detail the calculation of such amount in the applicable notice announcing the Exercising Party’s exercise of its right to sell or purchase Units (the “Notice Calculation”).

(ii) If the non-Exercising Party disagrees with or questions any aspect of a Notice Calculation, the non-Exercising Party may, within 30 days after delivery of such Notice Calculation, deliver a notice to the Exercising Party disagreeing with or questioning such calculation and setting forth the non-Exercising Party’s calculation of the applicable Disputable Amount. Any such notice shall specify those items or amounts as to which the non-Exercising Party disagrees or questions.

(iii) If a notice of disagreement shall be duly delivered, the Exercising Party and the non-Exercising Party shall, during 15 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed or questioned items or amounts in order to determine the applicable Disputable Amount. If the Exercising Party and the non-Exercising Party so resolve all disputes, the computation of the applicable Disputable Amount, as amended to the extent necessary to reflect the resolution of the disputes, shall be conclusive and binding on the Exercising Party and the non-Exercising Party.

(iv) If the Exercising Party and the non-Exercising Party are unable to reach an agreement on the applicable Disputable Amount during the 15 days following the delivery of the non-Exercising Party’s notice of disagreement, the Exercising Party and the non-Exercising Party shall promptly thereafter cause a mutually agreeable arbitrator with financial experience and background (the “Reviewing Arbitrator”) to review this Agreement and the disputed items or amounts for the purposes of calculating the applicable Disputable Amount (it being understood that in making such calculation, the Reviewing Arbitrator shall be functioning as an expert and not as an arbitrator). In the event that the Exercising Party and the non-Exercising Party are unable to mutually agree on the Reviewing Arbitrator, each of the Exercising Party and the non-Exercising Party shall select the person they propose to be the Reviewing Arbitrator, and the two selections shall mutually agree on a third person meeting such qualifications, with no existing relationship to the Exercising Party, the Company or the non-Exercising Party, to serve as the sole Reviewing Arbitrator. In calculating the applicable Disputable Amount, the Reviewing Arbitrator shall consider only those items or amounts in the Notice Calculation and the non-Exercising Party’s calculation of the applicable Disputable Amount as to which the Exercising Party has disagreed. The Reviewing Arbitrator shall deliver to the Exercising Party and the non-Exercising Party, as promptly as practicable (but in any case no later than 45 days from the date of engagement of the Reviewing Arbitrator), a report setting forth its calculation of the applicable Disputable Amount, which amount shall not be less than the lowest amount shown in either the Exercising Party’s or non-Exercising Party’s calculations nor more than the highest amount shown in the either the Exercising Party’s or non-Exercising Party’s calculations. Such report shall be final and binding upon the Exercising Party, non-Exercising Party, the Members and the Company. The fees, costs and expenses of the Reviewing Arbitrator’s review and report shall be allocated to and borne by the Exercising Party and the non-Exercising Party based on the inverse of the percentage that the Reviewing Arbitrator’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Reviewing Arbitrator. For example, should the items in dispute total $1,000 and the Reviewing Arbitrator awards $600 in favor of the Exercising Party, 60% of the costs of the Reviewing Arbitrator’s review would be borne by non-Exercising Party and 40% of the costs would be borne by the Exercising Party.

(v) The Company, the Exercising Party and the non-Exercising Party shall, and shall cause their respective representatives to, cooperate and assist in the calculation of the applicable Disputable Amount and in the conduct of the determination and review described in this Section 9.05(i), including the making available to the extent necessary of books, records, work papers and personnel.

(j) Notwithstanding anything to the contrary herein, the provisions of this Section 9.05 shall remain binding upon any assignee or future holders of any Units owned by Heska or a Continuing Member as of the date of this Agreement and each such assignee or future holder of any portion of such Units specifically takes such Units subject to the terms of this Section 9.05.

(k) In connection with any transaction under this Section 9.05, the parties hereto shall cooperate in good faith, furnish such further information, execute and deliver such other documents, and do such other acts and things, all as may be reasonably requested for the purpose of carrying out the intent of this Section 9.05.

9.06. Board Actions. The Board shall not take any actions whose purpose is to intentionally minimize or hinder achievement of Performance Conditions A, B, C, or D.

9.07. Ordinary Course of Business Operations. None of the Members, nor any Manager, shall cause the Company to operate its business in any manner other than the ordinary course of business and without limiting the foregoing, none of the Members, nor any Manager, shall take any action outside the ordinary course of business with the intent to manipulate in bad faith the Company’s Operating Revenue or Operating Income, including accelerating the collection of receivables or delaying the payment of payables or any similar action outside the ordinary course of business consistent with past practice as of the date hereof.

9.08. Corporate Expenses. Any corporate expenses or services allocated or provided to the Company by Heska following the date hereof will be charged to the Company at Heska’s cost and will be included for purposes of calculating the Company’s Operating Revenue and Operating Income; provided, however, that Heska will not charge the Company for any corporate expenses Heska incurs as a result of compliance with the U.S. Securities and Exchange Commission, The Nasdaq Stock Market or other regulatory requirements specific to public companies. Company shall have the option to reject services and the expenses associated therewith for any such service which it provides for itself, can provide for itself, or it can have provided by another Person at a lesser cost.

9.09. Allocation. With respect to transactions resulting from business relationships jointly facilitated by Heska and the Company, the Company’s Operating Revenue or Operating Income arising from such transactions shall be allocated consistently with the accounting principles set forth in Emerging Issues Task Force Issue Number 00-21 “Accounting for Revenue Arrangements with Multiple Deliverables,” including, without limitation, vendor specific objective evidence.

9.10. Cuattro Right to Purchase Employee Member’s Equity. With respect to any Member who is also at any time an employee of Heska or the Company or their Affiliates (except the Founder, to whom this Section 9.10 shall not apply), during the period beginning on the date such Member’s employment is terminated on any basis by either such Member, the Company or Heska, as applicable, and ending on the date 180 days following such termination of employment (the “Cuattro Purchase Right Period”), Cuattro or its assignee shall have the right, but not the obligation, to purchase all, or any part thereof, of the Units held by such Member on the terms and conditions of this Section 9.10 (collectively, the “Cuattro Purchase Right”).

The Cuattro Purchase Right shall be exercised by written notice (the “Cuattro Purchase Right Notice”) to such Member given on or prior to the last day of the Cuattro Purchase Right Period.

The purchase price payable for the Units by Cuattro or its assignee upon exercise of the Cuattro Purchase Right (the “Cuattro Purchase Right Price”) shall be the fair market value, as determined by the Board in good faith (which determination shall be final and binding on all Members), of the Units subject to the Cuattro Purchase Right on the date of the Cuattro Purchase Right Notice, less any applicable withholding taxes.

The purchase of Units pursuant to the exercise of a Cuattro Purchase Right shall take place on a date specified by Cuattro (or its assignee, if applicable), but in no event later than 60 days following the date of the exercise of such Cuattro Purchase Right or, if later, within 10 days following the receipt by the Company and Cuattro (or its assignee, if applicable) of all necessary governmental approvals. On such date, such Member shall transfer the Units subject to the Cuattro Purchase Right Notice to Cuattro (or its assignee, if applicable), free and clear of all liens and encumbrances, by delivering to Cuattro (or its assignee, if applicable) an instrument of conveyance reasonably acceptable to Cuattro (or its assignee, if applicable), and Cuattro (or its assignee, if applicable) shall pay to such member in cash an amount equal to 15% of the Cuattro Purchase Right Price. The balance of the Cuattro Purchase Right Price shall be represented by a promissory note bearing interest at the minimum rate required under the Code to avoid the imputation of interest on the unpaid principal balance of the note. The principal amount of the note shall be payable in 5 equal annual installments plus interest on the unpaid principal balance outstanding.

If Cuattro or its assignee does not exercise the Cuattro Purchase Right to purchase all of the Units held by such Member within the Cuattro Purchase Right Period, then Heska or its assignee shall have the right to purchase all, or any part thereof, of the Units held by such Member on the same terms and conditions of the Cuattro Purchase Right pursuant to this Section 9.10 (the “Heska Purchase Right”). The Heska Purchase Right shall commence on the date immediately following the end of the Cuattro Purchase Right Period and shall end on the 60-day anniversary of such date.

9.11. Spouses Bound by this Agreement. Each Member who is a married individual as of the Agreement Date shall cause his or her spouse to execute Schedule C hereto consenting to the terms of this Agreement. If an unmarried Member should marry during the term of this Agreement, such Member shall obtain the consent, in the form of Schedule C hereto, of his or her spouse to the terms of this Agreement within 30 days of the date of the marriage. Failure to timely obtain any such consent shall constitute a material breach of this Agreement and, in addition to any other rights and remedies available to the Company, shall entitle, but not require, the Founder or the Founder’s designee to purchase all, or any part thereof, of the Units owned by such Member by written notice to such Member. If the Founder or the Founder’s designee does not exercise its right the purchase all of the Units owned by such Member within 30 days of the commencement of its right, then the Company or its designee shall have the right to purchase all, or any part thereof, of the Units owned by such Member by written notice to such Member. The purchase price payable for the Units acquired or purchased pursuant to this Section 9.11 shall be the fair market value on the date such notice is given, determined in good faith by the Board, which determination shall be final and binding on all Members. The purchase and sale shall be consummated on the date specified by the purchaser (for the purposes of this Section 9.11, the “Closing Date”) which date shall not be sooner than 15 days nor later than 60 days after the date of such notice. On the Closing Date, the purchaser shall pay in cash an amount equal to 15% of the purchase price. The balance of the purchase price shall be represented by a promissory note bearing interest at the minimum rate required under the Code to avoid the imputation of interest on the unpaid principal balance of the note. The principal amount of the note shall be payable in 5 equal annual installments plus interest on the unpaid principal balance outstanding.

ARTICLE X

DISSOLUTION AND LIQUIDATION

10.01. Events Causing Dissolution. The Company shall be dissolved and its affairs wound up solely upon:

(a) Subject to Section 7.02, the election to dissolve the Company made in writing by all the Members; or

(b) A decree of judicial dissolution pursuant to Section 18-802 of the Act.

For the avoidance of doubt, the Company shall not be dissolved upon the death, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member under the Act, and no Member shall have any right or power to cause dissolution of the Company by reason of the occurrence of any such event.

10.02. Procedures on Dissolution. Dissolution of the Company shall be effective on the day on which the event giving rise to the dissolution occurs, but the existence of the Company shall not terminate until the Certificate shall have been cancelled and the assets of the Company shall have been distributed as provided herein. Upon dissolution, the Manager(s) or, if there be none, a liquidator appointed with the consent of all the Members, shall liquidate the assets of the Company, apply and distribute the proceeds thereof as contemplated by this Agreement and cause the cancellation of the Certificate.

10.03. Distributions Upon Liquidation.

(a) After payment of liabilities owing to creditors, the Board or such liquidator shall set up such reserves as may be required by non-waivable provisions of the Act or as it otherwise deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Said reserves may be paid over by the Board or such liquidator to a bank, to be held in escrow for the purpose of complying with any such provisions of the Act or paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as may be required by non-waivable provisions of the Act or the Board or such liquidator may deem advisable, such reserves shall be distributed to the Members or their assigns in the manner set forth in Section 10.03(b).

(b) After paying such liabilities and providing for such reserves, the Board or liquidator shall cause the remaining net assets of the Company to be distributed to and among the Members with positive Capital Account balances (after such balances have been adjusted pursuant to Article VI to reflect all debits and credits required by applicable Treasury Regulations under Section 704(b) of the Code for all events through and including the distribution in liquidation of the Company) in proportion to, and to the extent of, such positive balances.

(c) In the event that any part of the Company’s net assets to be distributed pursuant to this Section 10.03 consists of notes or accounts receivable or other noncash assets, the Board or such liquidator may take whatever steps it deems appropriate to convert such assets into cash or into any other form which would facilitate the distribution thereof. If any assets of the Company are to be distributed in kind, such assets shall be distributed on the basis of their fair market value net of any liabilities.

ARTICLE XI

GENERAL PROVISIONS

11.01. Notices. Except for notices of meetings of the Managers, notice of which shall be given as provided in Section 7.03(l), all notices and other communications hereunder shall be in writing and shall be deemed duly given (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt of transmission by facsimile, in each case to the intended recipient as set forth below:

If to the Founder, to him at: Kevin S. Wilson Mail: PO Box 4605 Edwards, CO 81632 Physical: 851 Elkhorn Bachelor Gulch, Avon, CO 81620	With a required copy to: Stradling Yocca Carlson & Rauth 660 Newport Center Suite 1600 Newport Beach, CA 92660 Facsimile: 949.725.4000 Attention: R.C. Shepard, Esq.
If to Cuattro, LLC, to it at: Cuattro, LLC Mail: PO Box 4605 Edwards, CO 81632 Physical: 851 Elkhorn Bachelor Gulch, Avon, CO 81620 Attention: Kevin S. Wilson	With a required copy to: Stradling Yocca Carlson & Rauth 660 Newport Center Suite 1600 Newport Beach, CA 92660 Facsimile: 949.725.4000 Attention: R.C. Shepard, Esq.

If to Shawna M. Wilson, to her at: Shawna M. Wilson Mail: PO Box 4605 Edwards, CO 81632 Physical: 851 Elkhorn Bachelor Gulch, Avon, CO 81620	With a required copy to: Stradling Yocca Carlson & Rauth 660 Newport Center Suite 1600 Newport Beach, CA 92660 Facsimile: 949.725.4000 Attention: R.C. Shepard, Esq.
If to Steve Asakowicz, to him at: Steve Asakowicz 4309 Costa Espuma San Clemente, CA 92673 Facsimile: 949-767-5967	With a required copy to: Stradling Yocca Carlson & Rauth 660 Newport Center Suite 1600 Newport Beach, CA 92660 Facsimile: 949.725.4000 Attention: R.C. Shepard, Esq.
If to Rod Lippincott, to him at: Rod Lippincott 31801 Via Allegre Trabuco Canyon, CA 92679 Facsimile: 760-683-6009	With a required copy to: Stradling Yocca Carlson & Rauth 660 Newport Center Suite 1600 Newport Beach, CA 92660 Facsimile: 949.725.4000 Attention: R.C. Shepard, Esq.
If to Clint Roth, DVM, to him at: Clint Roth, DVM 6404 North 185th Ave. Wadell, Arizona 85355 Facsimile: 240-358-1137	With a required copy to: Stradling Yocca Carlson & Rauth 660 Newport Center Suite 1600 Newport Beach, CA 92660 Facsimile: 949.725.4000 Attention: R.C. Shepard, Esq.

If to Heska, to it at: Heska Corporation 3760 Rocky Mountain Avenue Loveland, CO 80538 Facsimile: (970) 619-3003 Attention: Jason Napolitano	With a required copy to: Osborn Maledon, P.A. 2929 North Central Avenue Suite 2100 Phoenix, AZ 85012 Facsimile: (602) 640-9050 Attention: William M. Hardin, Esq.

Notices to the Company or an Officer shall be sent to the Company’s principal office as set forth in the books and records of the Company (with copies to such Officers, employees, agents or representatives of the Company as the Company may designate from time to time to the Members and Managers). Notice to a Manager shall be to the last address of record in the Company’s books.

11.02. Principles of Interpretation. In this Agreement, unless the context otherwise requires:

(a) words denoting the singular include the plural and vice versa;

(b) words denoting a gender include all genders;

(c) all exhibits, schedules and other attachments to the document in which the reference thereto is contained shall, unless the context otherwise requires, constitute an integral part of such document for all purposes;

(d) references to a particular part, clause, section, paragraph, article, exhibit, schedule or other attachment shall be a reference to a part, clause, section, paragraph, or article of, or an exhibit, schedule or other attachment to, the document in which the reference is contained;

(e) a reference to any statute, regulation, proclamation, amendment, ordinance or law includes all statutes, regulations, proclamations, amendments, ordinances or laws varying, consolidating or replacing the same from time to time, and a reference to a statute includes all regulations, policies, protocols, codes, proclamations and ordinances issued or otherwise applicable under that statute unless, in any such case, otherwise expressly provided in any such statute or in the document in which the reference is contained;

(f) a reference to a particular section, paragraph or other part of a particular statute shall be deemed to be a reference to any other section, paragraph or other part substituted therefor from time to time;

(g) a definition of or reference to any document, instrument or agreement includes an amendment or supplement to, or restatement, replacement, modification or novation of, any such document, instrument or agreement unless otherwise specified in such definition or in the context in which such reference is used;

(h) a reference to any Person includes such Person’s successors and permitted assigns in that designated capacity;

(i) any reference to “days” means calendar days unless “business days” are expressly specified (in which case a “business day” means any day, other than a Saturday or a Sunday, on which banking institutions located in New York, New York are required or permitted by law to be open for the transaction of banking business);

(j) if the date as of which any right, option or election is exercisable, or the date on which any notice is required or permitted to be given, or the date upon which any amount is due and payable, is stated to be on a date or day that is not a business day, such right, option or election may be exercised, such notice may be given, and such amount shall be deemed due and payable, on the next succeeding business day with the same effect as if the same was exercised, given or made on such date or day (without, in the case of any such payment, the payment or accrual of any interest or other late payment or charge, provided such payment is made on such next succeeding business day);

(k) all references to “$”, “Dollars” or “US $” refer to currency of the United States of America;

(l) unless otherwise expressly provided in this Agreement, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion;

(m) words such as “hereunder”, “hereto”, “hereof” and “herein” and other words of similar import shall, unless the context requires otherwise, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof; and

(n) a reference to “including” (and grammatical variations thereof) means “including without limitation” (and grammatical variations thereof).

11.03. Binding Provisions. Subject to the restrictions on Transfers set forth and referenced herein, the covenants and agreements contained herein, and the rights and obligations of the parties hereunder, (i) shall be binding upon, and inure to the benefit of, the parties hereto, their heirs, legal representatives, successors and permitted assigns, and (ii) may not be assigned except in connection with, and to the extent relating to, a Transfer of one or more Units permitted hereunder.

11.04. Waivers. No waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each party granting the waiver. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.05. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, each of the Company, the Members, and the Managers agrees that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

11.06. Expenses. Except as may be otherwise specifically provided to the contrary in this Agreement, each of the parties hereto shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the Founder, and not the Company, shall bear any costs and expenses (including legal and accounting fees and expenses) incurred by the Company in connection with this Agreement and the transactions contemplated hereby and the Company shall not bear any costs and expenses in connection with this Agreement and the transactions contemplated hereby.

11.07. Specific Performance. Each of the Company, the Members, and the Managers acknowledges and agrees that one or more of them would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each such Person agrees that each other such Person may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the Parties and the matter, in each case with no need to post bond or other security.

11.08. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the District Courts of the 2nd Judicial District of the State of Colorado or, if that court does not have jurisdiction, a federal court sitting in Denver, Colorado in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined only in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any party hereto may make service on another party hereto by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11.01. Nothing in this Section 11.08, however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

11.09. Section Titles. Article and Section titles are included herein for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

11.10. Amendments.

(a) Except as specifically provided in this Agreement, this Agreement may be amended or modified only by a writing duly executed and delivered by all Members.

(b) If a transaction is consummated pursuant to the exercise of a right under Section 9.05, 9.10 or 9.11, this Agreement shall be deemed automatically amended such that the ratio of Heska Managers to all Managers is not less than the ratio of Units then held by Heska to all Units then outstanding. Upon the effective date of termination of employment with the Company or Heska of the Founder due to such Founder’s disability or upon the death of a Founder, this Agreement shall be deemed automatically amended such that the ratio of Heska Managers to all Managers is not less than the ratio of Units then held by Heska to all Units then outstanding other than those Units that were held by such deceased or disabled Founder immediately prior to such death or disability. Promptly following the request by Heska the parties (and any Person holding the Units that were held by such deceased or disabled Founder immediately prior to such death or disability) shall execute an amendment to this Agreement evidencing the applicable automatic amendment contemplated by this Section 11.10(b).

(c) Any amendment, modification or repeal of Section 7.06 shall not adversely affect any right or protection with respect to the Manager or Officer or Affiliate thereof (or any successors or permitted assigns thereof) existing at the time of such amendment, modification or repeal with respect to actions or omissions occurring prior to such amendment, modification or repeal.

(d) Notwithstanding any other provision of this Agreement (including the foregoing provisions of this Section 11.10), the Board may amend or modify Article VI of this Agreement and related defined terms if it is advised at any time by its legal counsel that the allocations of Net Profits and Net Losses and similar items provided for in Article VI are unlikely to be respected for federal income tax purposes, either because of the promulgation and adoption of Treasury Regulations under Code Section 704 or other developments in applicable law. In making any such amendment or modification, the Board shall use commercially reasonable efforts to effect as little change in the tax arrangements among the Members as the Board shall unanimously determine in its discretion to be necessary to provide for allocations of Net Profits and Net Losses and similar items to the Members which it believes will be respected for federal income tax purposes. No such amendment or modification shall give rise to any claim or cause of action by any Member.

(e) Notwithstanding any other provision of this Agreement, the Board may amend this Agreement to add a provision that will allow the Company to qualify under any Treasury Regulation, revenue procedure or other administrative pronouncement promulgated by the United States Treasury Department (including the Internal Revenue Service) (the “Liquidation Value Procedure”) similar to that contained in Internal Revenue Service Notice 2005-43, 2005-24 I.R.B. 1, pursuant to which the Company may elect to determine the value of equity interests in the Company delivered to any Person in connection with services provided by such Person to the Company by reference to the amount the Person would receive if the Company sold all of its assets at their fair market values and liquidated. Such provision may (i) authorize and direct the Company to file any elections required by the Liquidation Value Procedure and (ii) require all Members to comply with the requirements of the Liquidation Value Procedure and will contain such other provisions as the Board may determine, after consultation with the Company’s tax advisors, may be necessary to comply with the Liquidation Value Procedure. All Members agree to be bound by such amendment.

11.11. Third Party Beneficiaries. Except to the extent provided in any separate written agreement between the Company and another Person, the provisions of this Agreement are not intended to be for the benefit of any creditor or other Person (other than a Member or Manager in its capacity as such) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any of the Members. Moreover, notwithstanding anything contained in this Agreement (but subject to the immediately following sentence), no such creditor or other Person shall obtain any rights under this Agreement or shall, by reason of this Agreement, make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or any Member or Manager. Notwithstanding the foregoing provisions of this Section 11.11, each Indemnitee that is not a party to this Agreement shall be deemed to be an express third party beneficiary of this Agreement for all purposes relating to such Person’s indemnification and exculpation rights hereunder, and Heska, so long as Heska shall own a majority of Units, shall be deemed to be an express third party beneficiary of the employment agreements between the Company and each of its employees, and all other contracts of the Company, which include, but shall not be limited to, the Supply Agreement by and between the Company and Cuattro, and the Amended and Restated License Agreement by and between the Company and Cuattro, for purposes of enforcing such agreements on behalf of the Company and/or Heska.

11.12. Entire Agreement. This Agreement and the Ancillary Documents embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter, including but not limited to the Prior Agreement. The Members and the Managers hereby agree that each Member and the Managers shall be entitled to rely on the provisions of this Agreement, and no Member or Manager shall be liable to the Company or any other Member or Manager for any action or refusal to act taken in good faith reliance on the terms of this Agreement.

11.13. Waiver of Partition. Each Member and Manager agrees that irreparable damage would be done to the Company if any Member or Manager brought an action in court to partition the assets or properties of the Company. Accordingly, each Member and Manager agrees that he or it shall not, either directly or indirectly, take any action to require partition or appraisal of the Company or of any of the assets or properties of the Company, and notwithstanding any provisions of this Agreement to the contrary, each Member and Manager (and his or its successors and assigns) accepts the provisions of the Agreement as his or its sole entitlement on termination, dissolution and/or liquidation of the Company and hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale or other liquidation with respect to his or its interest, in or with respect to, any assets or properties of the Company. Each Member agrees that he or it will not petition a court for the dissolution, termination or liquidation of the Company.

11.14. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

11.15. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.16. Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any counterpart may be delivered by facsimile transmission or by electronic communication in portable document format (.pdf) or tagged image format (.tif), and the parties agree that their electronically transmitted signatures shall have the same effect as manually transmitted signatures.

[Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Members have executed this Amended and Restated Operating Agreement as of the day and year first above written.

Heska Corporation

By:	/s/ Jason Napolitano

Name:	Jason Napolitano

Title:	Chief Financial Officer

/s/ Kevin S. Wilson
Kevin S. Wilson

Cuattro, LLC

By:	/s/ Kevin Wilson

Name:	Kevin Wilson

Title:	Officer, Member

/s/ Shawna M. Wilson
Shawna M. Wilson

/s/ Steve Asakowicz
Steve Asakowicz

/s/ Rod Lippincott
Rod Lippincott

/s/ Clint Roth, DVM
Clint Roth, DVM

[Signature Page to Amended and Restated Operating Agreement of Heska Imaging US, LLC]

SCHEDULE A

Officers

Name	Office
Robert B. Grieve, Ph.D.	Chief Executive Officer
Jason A. Napolitano Kevin Wilson	Chief Financial Officer President

[Schedule A to Amended and Restated Operating Agreement]

SCHEDULE B

Capital Accounts of Members as of Agreement Date

Member	Capital Account	Number of Units
Heska Corporation	7,644,000	1,067,293
Cuattro, LLC	$7,160	1,000
Kevin S. Wilson	$7,160	1,000
Shawna M. Wilson	$4,164,420	581,457
Steve Asakowicz	$572,963	80,000
Rod Lippincott	$429,722	60,000
Clint Roth, DVM	$1,174,575	164,000
TOTAL:	$14,000,000	1,954,750

[Schedule B to Amended and Restated Operating Agreement]

SCHEDULE C

to the

Amended and Restated Operating Agreement

of

Heska Imaging US, LLC

AGREEMENT OF SPOUSE

1. Consent of Spouse. Each spouse executing this Schedule C hereby acknowledges that he or she has received a copy of the Amended and Restated Operating Agreement (the “Agreement”) of Heska Imaging US, LLC to which this Schedule C is attached and consents to be bound by its terms and conditions. Should an event occur which requires that the holder of Units offer or be deemed to have offered such Units to the Company, Heska or their respective designees, then the rights and obligations of the offerees shall extend not only to the Units actually owned by the holder but also to the Units owned, legally or beneficially, by the Unit holder’s spouse and by the community of the Unit holder and his or her spouse. Each spouse of a Unit holder hereby irrevocably authorizes the Unit holder to make any offers required to be made under this Agreement and to take any other action authorized or required by a Unit holder under this Agreement.

2. Option to Purchase. In the event that the marriage of any Unit holder is terminated by divorce, dissolution or legal separation, the spouse of any Unit holder shall not be entitled to receive any of that Unit holder’s Units, under either a court decree or property settlement agreement. If, however, a court of competent jurisdiction should grant such Units, or any portion thereof, to a spouse of a Unit holder pursuant to a decree of divorce, dissolution or legal separation, then such Unit holder shall have an option to purchase such Units from his or her spouse. This option shall be exercised, if at all, within thirty (30) days after the date of entry of the decree of divorce, dissolution or legal separation. The purchase price shall be the lesser of the value set forth in the decree of divorce, dissolution or legal separation, whichever is applicable, or the fair market value of such Units, as determined by the Board, which determination shall be final and binding on the undersigned. If the Unit holder fails to exercise his or her option within that thirty (30) day period, the Founder or the Founder’s designee shall have the option, for a thirty (30) day period after receipt of written notice of such Unit holder’s failure to exercise his or her option, to purchase the spouse’s Units for the purchase price, and under the terms and conditions, applicable to the Unit holder hereunder. If the Founder or the Founder’s designee fails to exercise its option within that thirty (30) day period, the Company or the its designee shall have the option, for a thirty (30) day period after receipt of written notice of the Founder’s failure to exercise his option, to purchase the spouse’s Units for the purchase price, and under the terms and conditions, applicable to the Unit holder hereunder.

IN WITNESS WHEREOF, the undersigned,                             , spouse of                                 , a Unit holder in the Company, hereby agrees to all of the terms and conditions set forth in the Agreement and in this Schedule C thereto.

Date:
(Signature)

[Schedule C to Amended and Restated Operating Agreement]

EXHIBIT B

FORM OF

JOINDER TO AMENDED AND RESTATED OPERATING AGREEMENT

OF

HESKA IMAGING US, LLC

THIS JOINDER to the Amended and Restated Operating Agreement dated as of             , 2013 of Heska Imaging US, LLC, a Delaware limited liability company (the “Company”), among the members of the Company (the “Agreement”), is made and entered into as of             , 20            by and between the Company and             (“Holder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, Holder has acquired a Membership Interest comprised of             Units in the Company (the “Acquired Units”), and, as a condition to such acquisition, the Agreement and the Company require Holder to become a party to the Agreement as a Member, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.	Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a Member for all purposes thereof with respect to the Acquired Units.

2.	Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Holder and any subsequent holders of Units and the respective successors and assigns of each of them, so long as they hold any Units.

3.	Notices. For purposes of Section 11.01 of the Agreement, all notices, demands or other communications to the Holder shall be directed to the contact information set forth beneath Holder’s signature below.

4.	GOVERNING LAW. THIS JOINDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AND THE ACT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

Exhibit B-1

5.	Counterparts. This Joinder may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when there exist copies hereof which, when taken together, bear the authorized signatures of each of the parties hereto. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

6.	Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

HESKA IMAGING US, LLC

By:

Print Name:

Print Title:

HOLDER:

Name of Entity (if applicable):

Signed By:

Print Signer’s Name:

Address:

Telephone:

Facsimile:

Email:

Exhibit B-2

EXHIBIT C

FORM OF

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (the “Agreement”) is entered into as of             , 20    , by and between             (“Purchaser”) and             (“Seller”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Amended and Restated Operating Agreement of Heska Imaging, US, LLC, a Delaware limited liability company (the “Company”), as amended from time to time (the “Operating Agreement”).

WHEREAS, Seller owns             Units of the Company;

WHEREAS, Seller desires to sell to Purchaser             Units and Purchaser desires to acquire from Seller such Units (the “Sale”);

WHEREAS, pursuant to the Operating Agreement, the Sale shall not be recognized by the Company unless and until this Agreement shall be entered into and delivered to the Company in accordance with the Operating Agreement; and

WHEREAS, Seller and Purchaser desire that the Sale be recognized by the Company in accordance with the Operating Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

AGREEMENT

1. Purchase of Units. Seller hereby agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller,             Units (the “Acquired Units”), for a price of $            per Unit (the “Per Unit Purchase Price”), for an aggregate purchase price of $            , which shall constitute Purchaser’s capital contribution with respect to such Acquired Units. The aggregate purchase price for the Acquired Units shall be paid by Purchaser in cash in immediately available funds on the date hereof.

2. Joinder in Operating Agreement. In consideration of the Sale, Purchaser hereby acknowledges and agrees that such Acquired Units shall be bound by all of the terms and conditions set forth in the Operating Agreement, and hereby affirms his agreement to be bound by the terms of the Operating Agreement and to abide by all of its provisions.

3. Amendment to Unit Register. The Company hereby amends Schedule B to the Operating Agreement to reflect Purchaser’s ownership of the Acquired Units, as attached hereto as Exhibit A.

4. Investment Representations. Purchaser is acquiring the Acquired Units for his own account, for investment and not with a view toward the resale or distribution thereof in violation of applicable law. Purchaser understands that he must bear the economic risk of his investment

Exhibit C-1

for an indefinite period of time because the Company’s Units are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws, and may not be resold unless subsequently registered under the Securities Act and such other laws or unless an exemption from such registration is available. Purchaser also understands that it is not contemplated that any registration will be made under the Securities Act or that the Company will take steps which will make the provisions of Rule 144 under the Securities Act available to permit resale of such securities.

5. Status of Purchasers. Purchaser has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of his investment in the Company. Purchaser has sufficient financial resources to bear the loss of his entire investment in the Company. Purchaser is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated by the U.S. Securities and Exchange Commission under the Securities Act with respect to the acquisition of the Acquired Units contemplated by this Agreement.

6. Entire Agreement; Modification. This Agreement constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties with respect to the subject matter hereof. No supplement, modification or amendment of this Agreement shall be binding and enforceable unless executed in writing by the parties hereto.

7. Further Assurances. Each party will execute and deliver such further documents and take such further actions as may be required to carry out the intent and purpose of this Agreement.

8. Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

10. Agreement of Joinder. In addition to and simultaneously with this Agreement, Purchaser hereby agrees to execute and deliver to the Company a joinder to the Operating Agreement substantially in the form provided on Exhibit B to the Operating Agreement.

[Signature page follows]

Exhibit C-2

IN WITNESS WHEREOF, this Agreement is deemed made as of the date first set forth above.

SELLER

[ ]

PURCHASER

[ ]

Exhibit C-4